SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

ARTHROCARE CORPORATION

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ARTHROCARE CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2007

TO THE STOCKHOLDERS:

Notice is hereby given that the 2007 Annual Meeting of Stockholders of ArthroCare Corporation, a Delaware corporation (the “Company”), is to be held on Thursday, May 24, 2007 at 1:30 p.m., local time, at the Company’s principal executive office, located at 7500 Rialto Blvd., Building Two, Suite 100, Austin, Texas 78735, for the following purposes:

(1)	To elect directors of the Company.

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on Monday, April 2, 2007 are entitled to vote at the Annual Meeting.

All stockholders are cordially invited to attend our Annual Meeting in person. However, to assure your representation at our Annual Meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending our Annual Meeting may vote in person even if such stockholder has returned a proxy.

By Order of The Board of Directors

Michael A. Baker
President and Chief Executive Officer

Austin, Texas

April 19, 2007

IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU RETURNED A PROXY.

ARTHROCARE CORPORATION

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of ArthroCare Corporation, a Delaware corporation (the “Company”), for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”), which is to be held Thursday, May 24, 2007 at 1:30 p.m., local time for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal executive office, located at 7500 Rialto Blvd., Building Two, Suite 100, Austin, Texas 78735. The Company’s telephone number is (512) 391-3900.

This proxy statement is to be mailed on or about April 20, 2007 to all stockholders entitled to vote at the Annual Meeting.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders and on page two of this Proxy Statement. In addition, each proposal is described in more detail in the sections entitled “Proposal No. 1” and “Proposal No. 2” to this Proxy Statement.

INFORMATION CONCERNING SOLICITATION AND VOTING RECORD DATE AND VOTING SECURITIES

Stockholders of record at the close of business on Monday April 2, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. The Company has one series of common shares outstanding, designated common stock. As of the Record Date, there were 27,474,370 shares of the Company’s common stock, $0.001 par value, issued and outstanding and held of record by 321 stockholders.

VOTING, QUORUM, ABSTENTIONS AND BROKER NON-VOTES

Each stockholder is entitled to one vote for each share of common stock held as of the Record Date. Stockholders will not be entitled to cumulate their votes in the election of directors (Proposal No. 1). A plurality of the Votes Cast (see definition below) at the Annual Meeting is required for the election of directors (Proposal No. 1). For all other proposals, the affirmative vote of the majority of the Votes Cast at the Annual Meeting is required for approval.

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock issued and outstanding on the Record Date and entitled to vote at the Annual Meeting, present in person or represented by proxy. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” with regard to a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as votes eligible to be cast by the holders of common stock, present in person or represented by proxy, at the Annual Meeting and “entitled to vote on the subject matter” (the “Votes Cast”) with respect to such matter. If a quorum is not present or represented, then either the chairman of the Annual Meeting or the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, will have the power to adjourn the Annual Meeting without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned Annual Meeting.

Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter. Therefore, in the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner.

Broker non-votes, however, shall be treated differently. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Consequently, broker non-votes with respect to each of the proposals set forth in this Proxy Statement will not be considered Votes Cast and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to such proposals.

Therefore, for purposes of the election of directors (Proposal No. 1), neither abstentions nor broker non-votes will have any effect on the outcome of the vote. For all other proposals, abstentions will have the same practical effect as votes against these proposals, and broker non-votes will not have any effect on the outcome of the vote.

PROXIES IN THE ACCOMPANYING FORM THAT ARE PROPERLY EXECUTED AND RETURNED WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY. ANY PROPERLY EXECUTED PROXY ON WHICH THERE ARE NO INSTRUCTIONS INDICATED ABOUT A SPECIFIED PROPOSAL WILL BE VOTED AS FOLLOWS:

(I)	FOR THE ELECTION OF THE SEVEN PERSONS NAMED IN THIS PROXY STATEMENT AS THE BOARD OF DIRECTORS’ NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

(II)	TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

NO BUSINESS OTHER THAN THAT SET FORTH IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS IS EXPECTED TO COME BEFORE THE ANNUAL MEETING. SHOULD ANY OTHER MATTER REQUIRING A VOTE OF STOCKHOLDERS PROPERLY ARISE, THE PERSONS NAMED IN THE PROXY WILL VOTE THE SHARES THEY REPRESENT AS THE BOARD OF DIRECTORS MAY RECOMMEND. THE PERSONS NAMED IN THE PROXY MAY ALSO, AT THEIR DISCRETION, VOTE THE PROXY TO ADJOURN THE ANNUAL MEETING.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. The Company may retain Georgeson, Inc., a proxy solicitation firm, to solicit proxies in connection with the Annual Meeting at an estimated cost of $10,000. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or telegram. The Company has excluded fees for attorneys, accountants, public relations or financial advisors, solicitors, advertising, printing, transportation, litigation and other costs incidental to the solicitation by the amount normally expended for a solicitation for an election of directors in the absence of a contest and ratification of a company’s independent registered public accounting firm, and costs represented by salaries and wages of regular employees and officers.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders who intend to present a proposal for inclusion in the Company’s proxy materials for the 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Act of 1934 must submit the proposal to the Company no later than December 20, 2007. Stockholders are also advised to review the Company’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Stockholders wishing to nominate director candidates should read the section entitled “Board Meetings and Committees—Nominating and Corporate Governance Committee.”

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple stockholders residing in a single household. We will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s Investor Relations Department at (512) 391-3900 or by mail addressed to Investor Relations, ArthroCare Corporation, 7500 Rialto Blvd., Building Two, Suite 100, Austin, Texas 78735, requesting such copies. If stockholders are receiving multiple copies of our Proxy Statement and Annual Report at such stockholders’ household and would instead like to receive only a single copy of our Proxy Statement and Annual Report at such stockholders’ household in the future, stockholders should contact their broker, other nominee record holder, or our Investor Relations Department at the telephone number or address provided above to request mailing of a single copy of the Proxy Statement and Annual Report.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company’s common stock as of February 9, 2007 by:

•	each of the Company’s directors,

•	each Named Executive Officer as defined and named in the Summary Compensation Table appearing herein,

•	all directors and executive officers of the Company as a group, and

•

each person known by the Company to beneficially own more than five percent of the Company’s common stock (based on information supplied in Schedules 13D and 13G filed with the Securities and Exchange Commission).

The address for all executive officers and directors is c/o ArthroCare Corporation, 7500 Rialto Blvd., Building Two, Suite 100, Austin, Texas 78735.

Name	Common Stock Beneficially Owned Excluding Options Exercisable Within 60 Days of February 9, 2007	Stock Options Exercisable Within 60 Days of February 9, 2007	Total Common Stock Beneficially Owned (1)	Approximate Percentage of Class Owned (2)
FMR Corporation (3)	3,720,318	—	3,720,318	13.8%
Capital Research and Management Company (4)	1,906,000	—	1,906,000	7.1%
Entities affiliated with AXA Financial, Inc (5)	1,829,900	—	1,829,900	6.8%

Board of Directors
Michael A. Baker (6)	54,864	586,470	641,334	2.3%
Barbara D. Boyan, Ph.D.	3,000	49,375	52,375	*
David F. Fitzgerald	4,500	59,375	63,875	*
James G. Foster	4,500	86,875	91,375	*
Terrence E. Geremski	1,801	—	1,801	*
Tord B. Lendau	4,500	101,875	106,375	*
Jerry Widman	4,500	61,875	66,375	*
Peter L. Wilson (7)	9,475	101,875	111,350	*

Executive Officers				*
Michael Gluk	8,349	56,726	65,075	*
Richard A. Christensen	18,571	96,409	114,980	*
John H. Giroux	12,033	12,666	24,699	*
John Raffle	19,166	71,051	90,217	*
All directors and executive officers as a group (12 persons)	145,259	1,284,572	1,429,831	5.2%

*	Represents less than 1% of the Company’s outstanding common stock.
(1)	Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)

The applicable percentage ownership for Board members and Named Executive Officers is based on 27,414,821 shares of common stock outstanding as of February 9, 2007 together with applicable options for such stockholder. The applicable percentage ownership for the beneficial owners listed in the table is based on the number of outstanding shares as of December 31, 2006, as indicated in the relevant 13G filings described in footnotes 3, 4 and 5 below. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to the options currently exercisable, or exercisable within 60 days of February 9, 2007, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	As reported in a Schedule 13G filed on January 10, 2007 by FMR Corporation (“FMR”), as of December 31, 2006, FMR had the sole power to vote or direct the vote of 724,875 shares, and the sole power to dispose or to direct the disposition of 3,720,318 shares. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109.
(4)	As reported in a Schedule 13G filed on February 12, 2007 by Capital Research and Management Company (“CRMC”), as of December 31, 2006, CRMC had the sole power to vote or direct the vote of 1,906,000 shares. CRMC’s address is 333 South Hope Street, Los Angeles, California 90071.
(5)	As reported in a Schedule 13G filed on February 14, 2007 by AXA Financial, Inc, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutelle, and AXA (collectively, “AXA Financial”), pursuant to the joint filing agreement with respect to Schedule 13G, as of December 31, 2006, AXA Financial had the sole power to vote 1,471,740 shares and the sole power to dispose or to direct the disposition of 1,829,900 shares. AXA Financial’s address in the United States is 1290 Avenue of the Americas, New York, New York 10104.
(6)	Mr. Baker, the Chief Executive Officer, is also considered a Named Executive Officer.
(7)	As of February 9, 2007, Mr. Wilson indirectly owned 2,500 shares through his wife and children. Mr. Wilson does not have sole investment and voting power over such shares and disclaims beneficial ownership to such shares, except to the extent of his pecuniary interest therein. In addition, he has sole power to vote or direct the vote of 2,475 shares that he purchased on the open market.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

NOMINEES

The Company’s Board of Directors currently consists of eight members. A Board of seven directors will be elected at the Annual Meeting. The Company’s bylaws currently authorize eight directors, but in view of Mr. Widman’s decision to not stand for re-election, have been amended to provide that the number of authorized directors will be seven, effective immediately following the election of directors at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them at the Annual Meeting for the seven of the eight current directors of the Company named as nominees below. The proxies cannot be voted for a greater number of persons than the number of nominees nominated. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable to or will decline to serve as a director. If stockholders nominate additional persons for election as directors, the proxy holder will vote all proxies received by him to assure the election of as many of the Board of Directors’ nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until that person’s successor has been elected.

VOTE REQUIRED

The seven nominees receiving the highest number of affirmative votes of the Votes Cast shall be elected as directors of the Company for the ensuing year.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES NAMED IN THIS PROPOSAL NO. 1.

DIRECTOR NOMINEES

Set forth below is information regarding each nominee for election to our Board of Directors, including his or her age as of February 9, 2007, his or her positions and offices held with the Company and certain biographical information:

Name of Nominee	Age	Position and Offices Held in the Company	Director Since
Michael A. Baker	47	President and Chief Executive Officer, Director	June 1997
Barbara D. Boyan, Ph.D. (1) (2)	58	Director	March 2005
David F. Fitzgerald (2) (3)	73	Director	April 2003
James G. Foster (1) (2)	60	Director	August 2002
Terrence E. Geremski (3)	58	Director	December 2006
Tord B. Lendau (1)	50	Director	June 2001
Peter L. Wilson (2) (3)	62	Director	June 2001

(1)	Member of Nominating and Corporate Governance Committee
(2)	Member of Compensation Committee
(3)	Member of Audit Committee

There are no family relationships among any directors or executive officers of the Company.

Michael A. Baker has served as President, Chief Executive Officer and a director of the Company since June 1997. From 1989 to 1997, Mr. Baker held several positions in planning, corporate development and senior management at Medtronic, Inc., a multi-billion dollar medical technology company specializing in implantable and invasive therapies. His most recent position at Medtronic, Inc. was Vice President, General Manager of Medtronic’s Coronary Vascular Division. Since September 2003, Mr. Baker has served as a director of Conceptus, Inc. Mr. Baker holds a B.S. from the United States Military Academy at West Point and an M.B.A. from the University of Chicago.

Barbara D. Boyan, Ph.D. became a director of the Company in March 2005. From 2002, Dr. Boyan has been a Professor in the Wallace H. Coulter Department of Biomedical Engineering at Georgia Tech and Emory University, Georgia Institute of Technology in Atlanta, Georgia. During the same timeframe, Dr. Boyan has also held the Price Gilbert, Jr. Chair in Tissue Engineering at the Georgia Institute of Technology and Dr. Boyan has been Deputy Director for Research, Georgia Tech/Emory Center for Engineering of Living Tissues, Georgia Institute of Technology. From 1981 to 2002, Dr. Boyan was Professor and Vice Chair for Research, Department of Orthopaedics at the University of Texas Health Science Center at San Antonio, San Antonio, Texas, where she also served as Director, Industry University Cooperative Research Center and Director, Center for the Enhancement of the Biology/Biomaterials Interface. Dr. Boyan was a founder of two orthopaedic device companies: Osteobiologics, Inc., which was acquired by Smith & Nephew and Orthonics, Inc., which was acquired by Carticept Medical, Inc., both in 2006. Dr. Boyan is a consultant to several companies and institutes, including: Biomet; Exactech, Inc.; Musculoskeletal Transplant Foundation; Spineology, Inc.; BioMimetic Pharmaceuticals, Inc; OrthoLogic Corporation; and Institut Straumann AG. She became a director of IsoTis OrthoBiologics, Inc. in 2006 and of Carticept Medical in 2007. These companies and institutes focus on a variety of biomedical technologies, including, among other things, bone graft substitutes, cartilage repair and electromagnetic fields, and dental implant materials. Dr. Boyan has also served on the board of directors of various charitable and non-profit organizations, and educational institutions, including the International Conferences on the Chemistry and Biology of Mineralized Tissue, the International Conferences on the Growth Plate and the Dentistry Division of the American Association for the Advancement of Science. Dr. Boyan is a member of the following committees of the American Academy of Orthopaedic Surgeons: Women’s Health Initiatives; Orthopaedic Device Forum and Biologic Implants; she is a former chair of the Orthopaedic Device Panel for the FDA; and she now serves on the Medical Care Advisory Council for CMS. Dr. Boyan holds a B.A., M.A. and Ph.D. in biology from Rice University.

David F. Fitzgerald became a director of the Company in April 2003. Mr. Fitzgerald spent twenty-five years in management positions at Pfizer, Inc., serving as President and Chief Executive Officer of its Howmedica division during his last 15 years with the company, prior to retiring in 1996. Mr. Fitzgerald also serves on the boards of LifeCell Corporation and Orthovita, Inc. He holds a B.S. from American International College and an M.B.A. from New York University.

James G. Foster became a director of the Company in August 2002. From December 1994 until he retired in June 2001, Mr. Foster was Vice President and General Manager of Medtronic Heart Valves, a division of Medtronic, Inc. From February 1984 to December 1994, Mr. Foster held various positions at Medtronic, including Vice President of Cardiac Surgery Sales & Strategic Planning in 1994, Vice President and General Manager of Medtronic Neurological Implantables from 1992 to 1994, Vice President and General Manager of Medtronic Interventional Vascular from 1990 to 1992 and Vice President and General Manager of Medtronic Blood Systems from 1983 to 1989. Since March 1995, Mr. Foster has also been a director of LifeCell Corporation, a company engaged in the development and commercialization of biological products to repair and replace damaged human tissue. Since July 2003, Mr. Foster has been a director of Inact Medical Corp., a privately-held company engaged in the development and marketing of unique, state-of-the-art breast biopsy technology and products. Mr. Foster also serves on the boards of the International Heart Institute of Montana Foundation and Life Coaches. He holds a master’s degree in management from the Sloan School at MIT and a B.S. from St. Joseph’s University in Philadelphia.

Terrence E. Geremski became a director of the Company in December 2006. Most recently, from 2001 to 2006, he served as the Senior Vice President Finance and Chief Financial Officer of Carpenter Technology Corporation, a publicly traded international manufacturer and distributor of specialty metals, including metals for use in medical applications. From 1992 to 2000 he served as Executive Vice President and Chief Financial Officer as well as a member of the Board of Directors of Guilford Mills, Inc., a North Carolina based publicly traded international textile company. From 1979 to 1991, Mr. Geremski served as Vice President and Controller and in various other management positions for Varity Corporation, the diversified successor company to Massey-Ferguson. His experience also includes service as an auditor and tax manager with Price Waterhouse in Chicago and Toledo, Ohio where he had significant experience as an auditor of publicly traded companies. Mr. Geremski holds a B.B.A. in accounting from the University of Toledo and an M.B.A. in finance from The Ohio State University. He is also a CPA in Illinois and Ohio and a current member of the AICPA and the Financial Executives Institute. In addition, Mr. Geremski has served on numerous not-for-profit and community service organizations in executive positions.

Tord B. Lendau became a director of the Company in June 2001. Most recently, from 2002 to 2006, Mr. Lendau was the Chief Executive Officer of Artimplant AB, a biomaterials company listed on the O-list of the Stockholm Stock Exchange. From 1998 to 2002, Mr. Lendau was President of Noster Systems AB, a medical device company developing a system to detect the bacteria that causes stomach ulcers. From 1997 to 1998, he acted as president of ArthroCare Europe AB, overseeing the start-up of its international operations. Mr. Lendau was vice president and general manager of Medtronic/Synectics from 1996 to 1997 after the acquisition of Synectics Medical AB by Medtronic, Inc. Prior to this acquisition, from 1991 to 1996, Mr. Lendau was the CEO of Synectics Medical AB, a Swedish public company. Mr. Lendau studied in M.Sc. at Linköping University and has a B.S. degree in electronics.

Peter L. Wilson became a director of the Company in June 2001. Mr. Wilson currently serves on the board of directors of Conceptus, Inc., a marketer of the Essure permanent birth control device. Mr. Wilson was President and Chief Executive Officer of Patient Education Systems from 1995 to 1998. Between 1992 and 1994, Mr. Wilson was an independent consultant in healthcare business development and marketing. From 1972 to 1992, Mr. Wilson worked for Proctor & Gamble/Richardson Vicks where he held various positions as President of Richardson Vicks, Vice President/General Manager of Proctor & Gamble Vicks Healthcare, President/General Manager of the Vidal Sassoon Division and President/General Manager of the Personal Care Division. Mr. Wilson holds an M.B.A. in marketing from Columbia University and a B.A. from Princeton University.

BOARD MEETINGS AND COMMITTEES

The Board of Directors of the Company held five meetings during the year ended December 31, 2006 (the “Last Fiscal year”). The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. From time to time, the Board of Directors has created other ad hoc committees for special purposes. The Board of Directors has no such ad hoc committees at this time. The Board of Directors has determined that Messrs. Fitzgerald, Foster, Landau, Widman and Geremski, and Dr. Boyan, which individuals constitute a majority of the Board of Directors, are independent under the NASDAQ listing standards.

Audit Committee. During the Last Fiscal year, the Audit Committee consisted of Messrs. Fitzgerald, Widman, Wilson and, upon the commencement of his directorship in December 2006, Mr. Geremski. The Audit Committee is responsible for, among other duties, reviewing the Company’s internal audit and accounting processes, reviewing the results and scope of the audit and other services provided by the Company’s independent registered public accounting firm and reviewing and discussing audited financial statements, management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes Oxley Act of 2002 and other accounting matters with the management of the Company. During the Last Fiscal year, the Audit Committee held nine meetings during which they reviewed and discussed financial presentations and related matters. The Audit Committee also met with the Company’s independent public accounting firm to discuss the audit for the Last Fiscal year.

Our Board of Directors has determined that the four members who have served on the Audit Committee during the Last Fiscal year, Messrs. Fitzgerald, Widman, Wilson and Geremski, who are also the current members of the Audit Committee, are independent under Securities and Exchange Commissions (“SEC”) rules and as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules. Furthermore, the Board has determined that Messrs. Widman and Geremski are “audit committee financial experts” under SEC rules and have accounting or related financial expertise under NASDAQ listing standards. No member of the Audit Committee serves on more than three audit committees of publicly-held companies, except for Mr. Widman, who serves on the audit committee of four publicly-held companies—ArthroCare Corporation, United Surgical Partners International, Inc., Cutera Inc. and The TriZetto Group, Inc.

The Company has adopted an Audit Committee Charter. Our Audit Committee Charter is available on our website at www.arthrocare.com. We intend to post all amendments, if any, to our Audit Committee Charter on our website.

Compensation Committee. During the Last Fiscal year, the Compensation Committee consisted of Messrs. Fitzgerald, Foster and Wilson and Dr. Boyan. The purpose of the Compensation Committee is to review and make recommendations to the Board of Directors regarding all forms of compensation to be provided to the executive officers and employees of the Company. The Compensation Committee’s policy is to ensure that senior management will be accountable to the Board of Directors through the effective application of compensation policies applicable to the Company’s executive officers, including performance goals and stock and incentive compensation. In addition, the Compensation Committee strives to attract and retain key management talent, to support the achievement of the Company’s business strategies through the establishment of appropriate compensation components, to ensure the integrity of the Company’s compensation and benefit practices, and to safeguard the interests of the Company’s stockholders. The Compensation Committee is responsible for, among other duties, reviewing and approving the compensation arrangements for the Company’s senior management and any compensation plans in which the executive officers and directors are eligible to participate, and acting as administrator of the Company’s stock option plans, Employee Stock Purchase Plan and such other equity participation plans as may be adopted by the Board of Directors. The Compensation Committee’s role includes coordination and cooperation with other Board committees, management, external auditors, counsel and other committee advisors. During the Last Fiscal year, the Compensation Committee held ten meetings.

The Company has adopted a Compensation Committee Charter, a copy of which is available on our website at www.arthrocare.com. We intend to post all amendments, if any, to our Compensation Committee Charter on our website.

Nominating and Corporate Governance Committee. During the Last Fiscal year, the Nominating and Corporate Governance Committee consisted of Messrs. Foster and Lendau and Dr. Boyan. The Nominating and Corporate Governance Committee is responsible for, among other duties, identifying appropriate candidates for nomination to membership on the Board of Directors. The Nominating and Corporate Governance Committee held four meetings during the Last Fiscal year. The Nominating and Corporate Governance Committee is also responsible for reviewing director nominees recommended by stockholders of the Company. The procedures for making such a recommendation are described in the Company’s bylaws and below in the section entitled “Process for Identification and Recommendation of Director Candidates.” Our Board of Directors has determined that the three members who served on the Nominating and Corporate Governance Committee during the Last Fiscal year, Messrs. Foster and Lendau and Dr. Boyan, who are also the current members of the Nominating and Corporate Governance Committee, are independent under SEC rules and NASDAQ listing standards.

Process for Identification and Recommendation of Director Candidates. Members of our Nominating and Corporate Governance Committee and our security holders may recommend or suggest director candidates. You should refer any director candidates for consideration to our Nominating and Corporate Governance Committee, which may then recommend the director candidate to our Board of Directors for its consideration, if deemed appropriate.

If you wish to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee, you must make such recommendation by following the procedures described below in “Communications with Our Board of Directors” and in the section entitled “Deadline for Receipt of Stockholder Proposals.” Each security holder recommendation must include at a minimum the following: (i) the director candidate’s name; (ii) the director candidate’s biographical information and qualifications; (iii) whether the director candidate is a member of any recommending security holder’s immediate family; (iv) whether a director candidate, or any member of the director candidate’s immediate family, has been an employee of any recommending security holder; (v) whether the director candidate, or any member of the director candidate’s immediate family, has accepted any consulting, advisory or other compensatory fees from any recommending security holder or any affiliate thereof; (vi) whether the director candidate is an executive officer or director (or person fulfilling similar functions) of any recommending security holder or any affiliate thereof; (vii) whether the director candidate controls any recommending security holder; and (viii) the director candidate’s acknowledgment that such person is willing to be nominated for directorship and serve as a director if elected. Security holders recommending director candidates must provide the Nominating and Corporate Governance Committee with any additional information as may reasonably be required to determine whether the director candidate is qualified to serve on the Board of Directors or any committee thereof.

Our Nominating and Corporate Governance Committee will investigate, evaluate and interview, as appropriate, a director candidate with regard to his or her individual characteristics as well as with regard to how those characteristics fit with the short- and long-term needs of the Board of Directors as a whole. The Nominating and Corporate Governance Committee and our Board of Directors, as appropriate, review the following considerations, among others, in their evaluation of candidates for nomination to our Board of Directors:

•	experience in corporate governance;

•	experience in our industry;

•	experience as a board member of a publicly-held company;

•	academic expertise in the area of our operations;

•	independence from our Company;

•	loyalty, positive reputation and ethical character;

•	stock ownership in our Company;

•	social and professional diversity; and

•	other relevant legal and regulatory qualifications.

Candidates recommended by a security holder will be evaluated in the same manner as any candidate identified by a member of our Nominating and Corporate Governance Committee.

The nominees approved for inclusion on the Company’s proxy card, attached hereto, are either executive officers or directors standing for re-election.

The Company has adopted a Nominating and Corporate Governance Committee Charter, a copy of which is available on our website at www.arthrocare.com. We intend to post all amendments, if any, to our Nominating and Corporate Governance Committee Charter on our website.

DIRECTOR ATTENDANCE POLICY

All incumbent directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he or she served, with the exception of Mr. Geremski who began his directorship in December 2006.

All of our current directors, with the exception of Mr. Geremski, attended the 2006 Annual Meeting of Stockholders held on May 25, 2006. Our Board of Directors has adopted a policy whereby the Annual Meeting of Stockholders is scheduled on a date that maximizes director attendance.

DIRECTOR COMPENSATION

In 2006, each non-employee director who did not occupy a leadership position on the Board of Directors, as described hereafter, received an annual retainer of $15,000. The Audit Committee chairman and the lead independent director each received an annual retainer of $30,000. The Compensation Committee chairman received an annual retainer of $25,000. The Nominating and Corporate Governance Committee chairman received an annual retainer of $20,000. Audit Committee members received an additional annual retainer of $2,500. Non-employee directors’ attendance at meetings of the Board of Directors was compensated, in addition to the annual retainers noted above, at the rates of $2,000 for in-person meetings and $500 for telephonic attendance in the event the board meeting was less than two hours in length and $1,000 if it was more than two hours in length. In addition, non-employee directors’ attendance at telephonic committee meetings was compensated at the rate of $500 per hour, unless the committee meeting was held in conjunction with an in-person board meeting, in which case no compensation was paid for attendance at the committee meeting. To the extent a telephonic committee meeting was less than a half hour in length, it was added together with another similar length telephonic committee meeting to constitute one committee meeting of an hour in length. Directors were reimbursed for out-of-pocket expenses they incurred in connection with their attendance at meetings of the Board of Directors and committees of the Board of Directors.

The 2006 Director Compensation Plan provided that upon election or appointment to the Board of Directors, each non-employee member of our Board received 25,000 stock appreciation rights (an “Initial SAR Grant”) and restricted stock units having a value of $75,000 based on the closing market price of the Company’s common stock on the date prior to the grant (an “Initial Equity Grant”). Assuming continued service with the Board of Directors, the Initial SAR Grant and the Initial Equity Grant vest as to 25 percent of the shares on each anniversary of their respective grant dates.

In addition, during the Last Fiscal year, each non-employee director automatically received 10,000 stock appreciation rights (a “Subsequent SAR Grant”) and 1,500 restricted stock units (a “Subsequent Equity Grant”) on the date of the Company’s annual meeting of stockholders, May 25, 2006, upon such director’s re-election to the Board of Directors, if, on such date, he or she had been on the Board of Directors for at least six months. Assuming the director’s continued service with the Board of Directors, the Subsequent SAR Grant vests as to 6.25 percent of the shares each quarter following the grant date. The exercise price per share of the Subsequent SAR Grant was equal to the closing market price of one share of the Company’s common stock on the day before the date of the grant of the Subsequent SAR Grant. Also assuming the director’s continued service with the Board of Directors, the Subsequent Equity Grant vests monthly over a five year period.

On February 23, 2007, the Board of Directors approved changes to the equity and cash compensation of its non-employee directors, effective January 1, 2007. Upon election to the Board of Directors, a new director receives 25,000 stock appreciation rights and restricted stock units having a value of $75,000 based on the closing market price of the Company’s common stock on the date prior to the grant. Upon annual re-election to the Board of Directors, each director receives 10,000 stock appreciation rights and 1,500 restricted stock units, valued at the closing market price of the Company’s common stock on the date of grant. The cash compensation of the Company’s non-employee directors is a $48,000 annual cash retainer for the lead director; a $48,000 annual cash retainer for the Audit Committee Chair; a $43,000 annual cash retainer for the Compensation Committee Chair; a $38,000 annual cash retainer for the Nominating and Corporate Governance Committee Chair; a $28,000 annual cash retainer for each director who is not a Committee Chair; and an additional $2,500 annual cash retainer for each member of the Audit Committee other than the Audit Committee Chair. There will be no additional per meeting compensation for Board or Committee meeting attendance.

In addition, under the new non-employee director compensation arrangement, all non-employee directors are encouraged to own shares of the Company’s common stock valued at five times the base annual cash retainer within four years of their election to the Board of Directors.

The table below summarizes director compensation during the Last Fiscal year.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Michael Baker (4)	—	—	—	—
Barbara Boyan, Ph.D.	$26,250	$18,400	$262,085	$306,735
David Fitzgerald	$35,125	$30,269	$166,898	$232,292
James Foster	$31,250	$30,269	$132,935	$194,454
Terrence E. Geremski (5)	$2,000	$811	$3,557	$6,368
Tord B. Lendau	$28,750	$30,269	$73,302	$132,321
Jerry P. Widman	$40,750	$30,269	$139,178	$210,197
Peter L. Wilson	$45,125	$30,269	$73,302	$148,696

(1)	The Fees Earned or Paid in Cash column consists of annual retainer fees and payments for attendance at Board and Committee meetings during 2006. The annual retainer fees are accrued and paid quarterly in accordance with the director compensation policy in effect at beginning of the relevant quarter. Meeting fees are paid subsequent to each meeting.
(2)	The Stock Awards column shows the 2006 compensation cost of awards granted in 2006 and prior periods under the Company’s Amended and Restated Director Option Plan. The 2006 compensation cost shown in the Stock Awards column represents grants of restricted stock units (“RSUs”) recognized for financial statement reporting purposes computed in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”). RSUs vest monthly and are accounted for as equity awards. The Company recognizes compensation expense ratably over the 5-year vesting period. RSUs are discussed in the “Director Compensation” section on page 11 of this Proxy Statement. Refer to Note 11, “Stockholders’ Equity”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 27, 2007 for the relevant assumptions used to value our option awards. The following are the aggregate number of stock awards outstanding at December 31, 2006 for each director: Dr. Boyan: 2,425; Mr. Fitzgerald: 2,737; Mr. Foster: 2,737; Mr. Geremski 1,801; Mr. Lendau: 2,737; Mr. Widman: 2,737; Mr. Wilson: 2,737. The total grant date fair value of the RSU awards granted in 2006 to each director, other than Mr. Geremski who joined the Board of Directors in December 2006, is $64,005. Mr. Geremski’s total grant date fair value is $74,651. The aggregate grant date fair value of the stock awards was computed in accordance with FAS 123R. The total grant date fair value of awards granted in 2006 computed in accordance with FAS 123R is $426,700 for each director except Mr. Geremski, whose awards have a total grant date fair value of $327,555.
(3)	The amounts shown in the Option Awards column reflect the 2006 compensation cost recognized for financial statement reporting purposes computed in accordance with FAS 123R. Components of this cost include the portion of 2006 grants of stock appreciation rights recognized in 2006 and the portion of all other outstanding stock options recognized during 2006. The stock appreciation rights granted to each director have an exercise price equal to the closing price of the Company’s common stock on the date prior to grant, have a term of seven years from the date of grant and vest in equal quarterly installments over a period of four years, beginning May 24, 2006. Refer to Note 11, “Stockholders’ Equity”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 27, 2007 for the relevant assumptions used to determine the value of our option and stock appreciation right awards. The following are the aggregate number of option awards outstanding at December 31, 2006 for each director: Dr. Boyan: 70,000; Mr. Fitzgerald: 80,000; Mr. Foster: 95,000; Mr. Geremski: 25,000; Mr. Lendau: 110,000; Mr. Widman: 70,000; Mr. Wilson: 110,000.
(4)	Refer to the Summary Compensation Table for Mr. Baker’s compensation information. Mr. Baker serves as Chief Executive Officer of the Company in addition to serving as a director. Mr. Baker does not receive any additional compensation for his service as a director.
(5)	Mr. Geremski began his directorship on December 14, 2006. Please see the Form 8-K filed on December 18, 2006 for further information concerning Mr. Geremski’s election to the Board.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board of Directors has adopted a policy regarding communication between security holders and the Board of Directors. Stockholders and other interested constituencies may contact an individual director, our Board of Directors as a group, a specified committee of our Board of Directors, or a specified group of directors, including the non-management directors as a group, by the following means:

Mail:	ArthroCare Corporation
c/o Lead Independent Director
7500 Rialto Blvd., Building Two, Suite 100
Austin, Texas 78735

Our Lead Independent Director is currently Peter L. Wilson. Please clearly specify in each communication the applicable addressee or addressees you wish to contact as well as the general topic of the communication. You should also include the following information in your communication: (i) your name, mailing address and telephone number; (ii) the number and type of the Company’s securities you hold; and (iii) if you are not a record owner of the Company’s securities, the name of the record owner of the Company’s securities beneficially owned by you.

If you wish to recommend director candidates to the Nominating and Corporate Governance Committee, you must include the information described above in “Nominating and Corporate Governance Committee—Process for Identification and Recommendation of Director Candidates.”

We will initially receive and process communications before forwarding them, if appropriate, to the applicable parties. We will generally not forward to the directors stockholder communications that we determine to be primarily commercial in nature or to relate to an improper or irrelevant topic, or that merely request general information about us. Generally, however, we will make available for review by the non-management directors non-commercial direct communications addressed to the non-management directors as a group that were not originally forwarded on to such parties by us.

We outline the procedures for submission of stockholder proposals for inclusion in our proxy statement for the 2008 Annual Meeting of Stockholders and submission of nominations of persons for election to the Board of Directors or proposals for business to be considered at our 2008 Annual Meeting in the section entitled “Deadline for Receipt of Stockholder Proposals.” We will not process any of these proposals or nominations unless they comply with the procedures and deadlines outlined in that section.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and reports of changes in the ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of the forms submitted to it during the Last Fiscal year, the Company believes that, during the Last Fiscal year, all such reports were timely filed.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the financial statements of the Company for fiscal 2007. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board of Directors has decided to ascertain the position of the stockholders on the appointment. This firm has audited the Company’s financial statements since the Company’s inception. In the event of a negative vote, the Board of Directors will reconsider its selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

VOTE REQUIRED

The affirmative vote of the majority of the Votes Cast will be required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2007.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company and their ages as of February 9, 2007 are as follows:

Name	Age	Position	Executive Officer Since
Michael A. Baker	47	President and Chief Executive Officer	June 1997
Michael Gluk	48	Senior Vice President and Chief Financial Officer	December 2004
Richard A. Christensen	47	Senior Vice President, Operations	November 2002
John H. Giroux	62	Senior Vice President, President, Sports Medicine Business Unit	November 2002
John T. Raffle, Esq.	38	Senior Vice President and General Manager, Strategic Business Units	July 2000

Michael A. Baker has served as our President, Chief Executive Officer and a director since June 1997. From 1989 to 1997, Mr. Baker held several positions in planning, corporate development and senior management at Medtronic, Inc., a multi-billion dollar medical technology company specializing in implantable and invasive therapies. His most recent position at Medtronic, Inc., was Vice President, General Manager of Medtronic’s Coronary Vascular Division. Since September 2003, Mr. Baker has served as a director of Conceptus, Inc. Mr. Baker holds a B.S. from the United States Military Academy at West Point and an M.B.A. from the University of Chicago.

Michael Gluk joined our Company in December 2004 as the Company’s Vice President of Finance and Administration. He was promoted in 2006 to Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Gluk served in a number of controllership, treasury and business development positions at General Motors (GM). From August 2003 through October 2004, he served as the General Director of Financial Planning and Analysis at GM; from 2001 through July 2003, he served as Controller of GM do Brasil; and from 2000 to 2001, Mr. Gluk served at GM as Director of Business Development for e-GM. Mr. Gluk holds a B.S. degree in Business Administration from Miami University and an M.B.A. from Indiana University.

Richard A. Christensen joined our Company in August 2002 as Senior Vice President, Operations. Mr. Christensen also became our Administrative Manager for ArthroCare Costa Rica SRL in August 2003. From February to August 2002, Mr. Christensen oversaw the operational aspects of the launch of a new American car company as Vice President Operations for Build-To-Order, Inc. From September 2001 to February 2002, he was Executive-In-Charge of GM/Build-To-Order Project for General Motors Corporation (GM). From August 2000 to September 2001, Mr. Christensen was General Manager, Personal Calling Business Unit of GM’s OnStar Division. From June 1999 to August 2000, he was Director, Business Alliances and New Ventures GM e-commerce business unit. From January 1998 to June 1999, Mr. Christensen was Executive-In-Charge GM North American Project Center. Mr. Christensen holds a B.A. in Economics from the University of Illinois at Urbana-Champaign and an M.B.A. from the University of Chicago.

John H. Giroux joined our Company in October 2002 as Senior Vice President, Surgical Business Units. In November, 2005 Mr. Giroux was promoted to the President of our ArthroCare Sports Medicine business unit. From October 2000 to June 2002, Mr. Giroux was Executive Vice President, Commercial Operations at Guava Technologies Inc. While at Guava Technologies, he established and supervised the Sales and Marketing functions, Manufacturing Operations, Customer Service and Technical Support and Finance functions. From 1995 to 1999, he was President, North America at ReSound Corporation, during which time he held complete responsibility for the sales and profits of its North American business. Between 1991 and 1995 Mr. Giroux was Vice President Sales and Marketing at ReSound Corporation. Mr. Giroux holds a B.A. in Economics from Providence College in Providence, Rhode Island.

John T. Raffle, Esq. joined our Company in September 1997 as Director, Intellectual Property. He was promoted in January 2001 to Managing Director, Corporate Development and Legal Affairs, to Vice President,

Corporate Development and Legal Affairs in June 2001 and to Senior Vice President and General Manager, Strategic Business Units in May 2006. From June 1993 to September 1997, Mr. Raffle was an associate at Townsend and Townsend and Crew LLP. Mr. Raffle holds a B.S. degree in Aeronautical Engineering from M.I.T. and a J.D. from Duke University School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

For all named executive officers, or NEOs, compensation is intended to meet the objectives described below. The Compensation Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, linked to specific, measurable results intended to increase the value of the Company, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success.

In establishing executive officer compensation, the Compensation Committee’s objectives are to:

•	recruit, reward, motivate and retain key officers,

•	ensure that an appropriate relationship exists between executive pay and the creation of long-term Company value, and

•	further align the interests of the Company’s executives with the interests of the Company’s stockholders through the use of equity-based long-term incentive awards.

To meet these objectives, the Company adopted the following pay for performance based practices:

•	Maintain a close relationship between the Company’s performance and the total cash compensation component of the Company’s executive officers’ compensation.

•

Provide a significant short-term incentive through an annual cash bonus plan that is based upon achieving the Company’s financial goals and the executive officers’ own key strategic and operating objectives.

•

Provide long-term incentives in the form of stock appreciation rights (SARs), stock options (SOs), restricted stock (RS) and restricted stock units (RSUs) to attract and retain key executives with longer-term incentives that promote Company value.

The Company’s overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with the Company’s success and their contribution to that success. The Compensation Committee allocates total compensation between cash and equity compensation based on benchmarking to the Peer Group discussed below. The Company also considers the balance between providing short-term incentives and long-term incentives that align the interests of management with stockholders, in light of the executive officer’s current equity holdings. The balance between equity and cash compensation among NEOs, and separately among members of the senior executive management team, is evaluated annually using the above criteria.

Determination of Compensation Awards

The Compensation Committee, operating under a written charter adopted by the Board of Directors, has the primary authority to determine and recommend to the Board of Directors the compensation awards available to the Company’s executive officers. The Compensation Committee is comprised entirely of independent directors. From time to time, the Compensation Committee uses the services of Nancy Arnosti, an independent executive compensation consultant, to obtain, summarize and advise on the competitive compensation data described above and assist in setting the Chief Executive Officer’s and other officers’ compensation. The consultant reports directly to the Compensation Committee and the Compensation Committee has sole authority to engage and terminate its own outside compensation consultants. The Compensation Committee also uses senior management staff as needed to gather, prepare and advise in the use of compensation data. The compensation consultant and senior management staff also provide advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers at similar companies.

To aid the Compensation Committee in making its determination and recommendations to the Board, the CEO provides recommendations annually to the Compensation Committee regarding the compensation levels of all executive officers, excluding himself. At the end of each fiscal year, the Compensation Committee engages in a comprehensive performance review of all executive employees of the Company. The CEO provides the Compensation Committee with his assessment of the performance of officers reporting directly to him and other key executives.

The Compensation Committee reviews all components of the CEO’s and other officers’ and senior management employees’ compensation, including annual base salary, bonuses based on corporate and individual performance, equity compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of perquisites and the actual and projected payout obligations under several potential severance and change-in-control scenarios. In order to allocate total compensation among the above components, the Compensation Committee prepares and reviews a tally sheet affixing dollar amounts under various payment scenarios.

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code (IRC), which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for each of the Chief Executive Officer and the other NEOs, unless such compensation meets the requirements for the “performance-based” exception to the general rule. The cash compensation paid to each NEO in 2006 did not exceed $1 million and the cash compensation payable to each of the NEOs, including the Chief Executive Officer, in 2007 is also expected to be below $1 million. The Compensation Committee intends to continue seeking a tax deduction for all executive compensation, to the extent it determines that it is in the best interests of the Company. All of the SOs and SARs granted to our NEOs are intended to qualify under Section 162(m) as performance-based compensation, although the income from RS and RSUs granted to our NEOs generally does not qualify as performance-based compensation under Section 162(m).

Compensation Benchmarking and Peer Group

The Compensation Committee used both internal and external compensation comparisons in its review of the Chief Executive Officer’s and other officers’ compensation. It reviewed the average total target cash compensation for each NEO and the average number and value of equity-based awards in comparison to other employee job category levels for an internal company compensation comparison on both a single year and historical basis. In addition, the Compensation Committee conducted a market analysis to ascertain the relative compensation positions of the Chief Executive Officer and other officers compared to peers at similar companies. All elements of officers’ pay were considered. In order to determine the competitive market within the peer groups, data from multiple sources was examined, including private compensation survey data from Radford and Equilar, reference information for senior positions and officers at comparable medical device companies and other peer companies with relevant geography and similar United States employee populations.

Any revisions to compensation levels are then proposed based on internal and external comparisons, and a review of Company and individual performance against previously established goals, objectives, and job criteria. In order to attract, retain, and motivate its executives, the Compensation Committee believes that aggregate executive remuneration should generally fall between the 50th and 75th percentile of remuneration provided by comparable companies to their own executives. This approach ensures that our cost structures will allow us to remain competitive in our markets. Equity grant guidelines for the prospective fiscal year are then set by job level, using market survey data and the current internal equity grant guidelines to determine the appropriate annual grant levels for the upcoming year. For the Last Fiscal year, the Compensation Committee considered other medical technology competitors for executive talent and companies of a similar size and scope as ArthroCare, as measured by market capitalization, revenue, and total stockholder return. That peer group consists of 18 leading medical technology companies from the Medical Instruments and Supplies and Medical Appliances and Equipment industry sectors. This “Peer Group” of companies includes:

Align Technology Inc.	Haemonetics Corp.	Ventana Medical Systems Inc.

American Systems Holdings Inc.	Hologic Inc.	Wright Medical Group Inc.

Arrow International Inc.	Inamed Corporation	Conmed Corp.

Kyphon Inc.	Cooper Companies Inc.	Mentor Corp.

Cytyc Corp.	Merit Medical Systems Inc.	Datascope Corp.

Resmed Inc.	DJ Orthopedics Inc.	Sybron Dental Specialties Inc.

The Compensation Committee reevaluates this peer group on an annual basis to ensure that the individual companies within the Peer Group are comparable to ArthroCare as measured by market capitalization, revenue, scope of business, and total stockholder return.

The Company’s approach to benchmarking is two-fold. In setting annual cash compensation, the Company aims to provide market compensation that generally falls between the 50th and 75th percentiles of the annual total cash compensation of executive officers performing similar job functions at companies in the Peer Group. To determine that level of compensation, the Company annually reviews salary surveys of competitive companies within the medical technology industry and actual salary amounts provided in Peer Group proxy statements. The annual review indicated that the Company is providing annual cash compensation in the aggregate between the 50th and 75th percentiles of the Peer Group, and the Company believes the design of base and incentive annual cash compensation appropriately provides market compensation to the Company’s executive officers.

Elements of Compensation

The major elements that comprise the Company’s compensation program include: (i) base salary, (ii) annual incentive opportunities, (iii) discretionary long-term equity incentive awards, (iv) retirement benefits through a section 401(k) plan and (v) benefit programs generally available to all employees. The Compensation Committee believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the overall objectives of our compensation program.

In addition, the Company has entered into an employment agreement with the CEO, which was amended in January 2007, as well as severance agreements with the other NEOs. These agreements are discussed below under “Severance Arrangements” and “Employment Agreement of the Chief Executive Officer.”

Base Compensation

The Company provides its NEOs with a base salary and total cash remuneration that is structured around the 50th and 75th percentiles of the Peer Group and other medical technology companies that we compete with for executive talent. In setting base salaries for the Company’s executive officers, the Compensation Committee reviewed data from independently conducted compensation surveys using medical technology companies as well as actual salaries reported in the proxy statements of Peer Group companies. While base salaries are not considered by the IRS to constitute performance-based compensation, in addition to market positioning, each year the Company determines base salary increases based upon the performance of the executive officers as assessed by the Chief Executive Officer and the Compensation Committee.

Performance-Based Compensation

Annual Cash Incentive Opportunity

The Company structures its compensation programs to reward executive officers based on the Company’s performance and the individual executive’s contribution to that performance. This allows executive officers to receive bonus compensation in the event certain specified corporate and individual performance objectives are achieved. In determining the compensation awarded to each executive officer based on performance, annual evaluations of Company and executive performance are made.

Under the 2006 Executive Bonus Plan, all NEOs, except the CEO, were eligible to receive a cash bonus equal to 60 percent of their base salary (target bonus) dependent on achievement of specific financial objectives tied to the annual Board-approved operating plan. The potential bonus earned by each executive was subject to certain bonus multipliers linked to under-achievement or over-achievement of these financial objectives and subject to each executive’s individual performance. The CEO was eligible to receive a total bonus equal to 100 percent of his base salary under this plan, subject to the same bonus multipliers and his individual performance, and, as described below 70 percent of this target bonus is payable in cash, and 30 percent in the form of equity-based awards. The actual bonus available under this plan generally depends on the level of achievement attained by the Company as it relates to the Company’s total net revenue and EBITDAC (earnings before income tax, depreciation, amortization, and non-cash equity compensation) goals as set forth in the Company’s Board-approved operating budget for the applicable period. In 2006, the target bonus percentages for the NEOs, including the CEO, were increased to enable the Company to be competitive within the applicable market and to further increase the Company’s achievement of approved objectives. In 2006, the cash portion of the CEO’s target bonus increased to 70 percent from 60 percent in 2005, while his total target bonus stayed at 100 percent. The target bonuses for all other NEOs increased to 60 percent of each executive’s base salary in 2006, from 50 percent in 2005.

The amounts payable under the Company’s 2006 Executive Bonus Plan are determined based upon the Company’s actual performance compared to specific Board-approved financial goals and measured against the following performance criteria:

Performance Criteria	Relative Weight	Threshold Bonus Achievement Level	Downside and Upside Bonus Multiplier
Total Net Revenue	70%	90%	1:3 Ratio
EBITDAC	30%	90%	1:3 Ratio

Under the 2006 Executive Bonus Plan, “Threshold Bonus Achievement Level” means the percentage of achievement at which a bonus is payable (i.e., 90 percent). “Target Level of Achievement” means achievement of 100 percent of the Board-approved operating plan for the Last Fiscal year. “Downside and Upside Bonus Multiplier” is defined as the ratio used as a multiplier for increases or decreases in achievement to the Board-approved operating plan at which a certain level of the bonus is payable.

The target levels of achievement for Total Net Revenue and EBITDAC are based on the Board approved operating plan for the Last Fiscal year. If the weighted average of Total Net Revenue (70 percent) and EBITDAC (30 percent) results are below 90 percent, bonuses are not earned. Achievement of weighted average revenue and EBITDAC results equal to or greater than 90 percent determine the bonus potential, subject to the 1:3 multiplier effect. For example, if the Bonus Achievement Level is 90 percent, then the executive officers are eligible for 70 percent of their target bonus potential. The ten percent shortfall is multiplied by three to reduce bonus potential 30 percent. At 100 percent achievement, executive officers are eligible for 100 percent of their target bonus potential. If, for example, the Bonus Achievement Level is 110 percent, then executive officers are eligible for 130 percent of their target bonus potential (100 percent plus three times the ten percent overachievement). The NEOs, including the CEO, were eligible to receive 25 percent of the bonus earned midyear if the applicable operating budget targets of Total Net Revenue and EBITDAC were met for the first half of the year, as determined by the Company’s Board of Directors. Because the operating targets were achieved during the first half of 2006, the Company paid the executives 25 percent of the bonus earned at midyear in 2006, as approved by the Company’s Board of Directors.

In February 2007, the Board of Directors increased the threshold bonus achievement level to 95 percent to emphasize performance and further motivate executives to achieve the operating budget and individual strategic goals.

The annual bonus awarded to an executive, other than the CEO, may be increased or decreased at the recommendation of the CEO subject to Board approval. The annual bonus awarded to the CEO may be increased or decreased at the sole discretion of the Company’s Board of Directors. Each executive’s performance, including the CEO, is evaluated against predetermined annual operating and strategic goals prior to payment of the bonus, and the final bonus payment may be adjusted relative to the achievement of those goals. The performance criteria in the annual bonus program may be adjusted by the Board of Directors to account for unusual events such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent that, the Board of Directors does consider the effect of such events indicative of Company performance. Payments to executives under the Bonus Plan are contingent upon continued employment through the bonus payment date, though pro rata bonus payments may be paid in the event of death or disability based on actual performance at the date relative to the targeted performance criteria for the bonus program. If threshold bonus achievement levels are not attained, the CEO may recommend, and the Board may approve, special bonus payments to individuals for outstanding performance.

Annual Equity Incentive Opportunity

For the CEO, the annual incentive bonus program is comprised of a cash component and an equity component. Under this program, based upon the performance criteria set forth above, the CEO is eligible to earn a target bonus up to 100 percent of his base salary. In 2006, the CEO was eligible to earn a target bonus consisting of 70 percent of his base salary in cash and 30 percent of his base salary in equity. In 2007, the CEO is eligible to earn a target bonus consisting of 75 percent of his base salary in cash and 25 percent of his base salary in equity. The Board of Directors believes that a 100 percent target bonus, the majority of which is cash, is an appropriate annual incentive, and reviews this in the context of peer company CEO compensation on an annual basis.

The equity award component of the CEO’s target bonus, if earned, is made under the Company’s Amended and Restated 2003 Incentive Stock Plan (the “2003 Plan”). In February 2007, the equity grant for the 2006 fiscal year bonus was in the form of RSUs that will vest over a five-year service period.

Discretionary Long-Term Equity Incentive Awards

The Company’s executive officers and other key employees are eligible to participate in the Company’s periodic award of SOs, SARs, RSUs or RS grants as part of the Company’s policy to provide management with longer-term incentives that promote building value in the Company. The grants to executive officers, if made, are normally made at the first regularly scheduled Board meeting after the close of the fiscal year and are closely tied to the Company’s prior fiscal year performance, the executive’s job position and individual performance, and retention considerations.

The Compensation Committee believes that awards of SOs, SARs, RS and RSUs are essential in aligning the interests of management and the stockholders in enhancing the long-term value of the Company. The issuance of SARs began in 2006 and helps minimize stockholder dilution when compared to SOs. Guidelines for the number of SOs, SARS, RS and RSUs granted to each individual are determined using a procedure approved by the Compensation Committee based upon several factors, including the individual’s job position, corporate financial and individual performance, peer group data, the relative compensation rates of other internal employees, and the amount of historical equity grants made to each individual. The 2006 grants to the NEOs, excluding the CEO, on average were granted based on a 4:1 ratio of SARs and SOs to RSUs (based on the number of shares subject to the awards). The CEO’s discretionary long-term equity incentive awards consisted of 67 percent in SOs and SARs and 33 percent in RSUs (based on the number of shares subject to the awards). On average, approximately 60 percent of the NEOs’ total compensation was granted in discretionary long-term equity in 2006.

Initially, SOs were granted with a per share exercise price of 100 percent of the market closing price of our underlying stock on the day before the date of grant, in accordance with our historical practice. In 2006, we changed this practice and SOs and SARs were granted with a per share exercise price of 100 percent of the market closing price of our underlying stock on the day of the grant. SOs and SARs have a seven year term and typically vest over four years. The seven year term for SOs and SARs provides a reasonable time frame in which to align the executive’s interests with the potential price appreciation of the Company’s shares, which represents the Company’s increased value. RSUs are generally issued for a nominal purchase price, if any, and typically vest over a five-year period. The Board of Directors has the ultimate responsibility of administering the Company’s stock incentive plans and has delegated the authority to the Compensation Committee to carry out these responsibilities.

Defined Contribution Plans

The Company has a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) to cover U.S. employees of the Company, including NEOs. The 401(k) Plan permits eligible employees of the Company to defer up to 75 percent of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. The Company currently makes matching contributions to the 401(k) Plan in an amount equal to a dollar of Company stock for each dollar of participant contributions, up to a maximum of $2,000 in Company stock. While employees are eligible to receive the stock matching contribution at the end of the fiscal year, Plan participants are eligible to vest in current and future stock matching contributions after the first 1,000 hours of calendar year employment following date of hire. Eligible employees of the Company may begin participating in the 401(k) Plan immediately upon date of hire.

The Company does not provide defined benefit plans or deferred compensation plans to its NEOs or to other employees.

Severance Arrangements

Termination Without Cause Apart from a Change in Control

Each NEO, other than the CEO, has entered into a continuity agreement with the Company that provides for severance benefits under certain events. The continuity agreements provide that in the event of Termination Without Cause apart from a Change in Control of the Company, the executive will be entitled to receive severance pay for a term of six months immediately commencing with the termination of the executive’s employment with the Company, at a rate equal to the executive’s base salary, not including bonus, in effect immediately prior to the executive’s termination. The executive will also be reimbursed, not to exceed $650 per month, for the amount of his or her premium payment for group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that the executive elects such coverage. Upon the earlier of (1) the time that the executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g)(1) of the IRC) and (2) the date six months following the executive’s termination, the Company’s obligations to reimburse the executive will cease.

Effective as of the date of the executive’s termination, SOs and SARs will cease to continue vesting and all of the unvested options and SARs will be cancelled. The executive’s options and SARs that are vested at the time of termination will remain exercisable in accordance with the terms of the stock option agreements or stock appreciation rights agreements, as applicable, pursuant to which they were granted. Unvested RS and RSUs will be subject to forfeiture and repurchase pursuant to the terms of the restricted stock agreements or restricted stock unit agreements, as applicable, by which they were granted.

Under the continuity agreements, the definition of “Cause” means the happening of one or more of the following events, in each case as determined in good faith by the Company’s Board of Directors, (i) any act of personal dishonesty taken by the executive in connection with his/her responsibilities as an employee and intended to result in his or her substantial personal enrichment, (ii) the executive’s commission of a felony or an act of fraud against the Company or affiliates, (iii) a willful act by the executive that constitutes gross misconduct and that is injurious to the Company, (iv) the executive’s failure to satisfactorily perform the executive’s obligations under his or her duties and scope of employment, which failure adversely affects the business of the Company or its affiliates, as determined by a majority of the members of the Company’s Board of Directors, and (v) continued violations by the executive of the executive’s obligations under his or her duties and scope of employment, which are demonstrably willful and deliberate on the executive’s part after the Company has delivered to the executive a written demand for performance that describes the basis for the Company’s belief that the executive has not substantially performed his or her duties along with an opportunity for the executive to meet such demands, which the executive fails to accomplish within a reasonable period of time.

Involuntary Termination Following a Change in Control

All NEO continuity agreements and the employment contract of the CEO provide that if the NEO’s employment with the Company terminates in an Involuntary Termination Without Cause at any time within 24 months after a Change in Control, then the executive shall be entitled to receive severance pay at a rate equal to the executive’s current compensation. “Current compensation” means an amount equal to the greater of (i) the executive’s base compensation earned in the fiscal year preceding the fiscal year of the executive’s termination; or (ii) the executive’s base compensation for the fiscal year of the executive’s termination, including 100 percent of any bonus which the executive could have earned during such fiscal year, assuming the achievement of all relevant executive and Company goals, milestones and performance criteria. The severance period commences with the termination of the executive’s employment in an Involuntary Termination Without Cause and ends with the expiration of 24 months following the date of the executive’s termination. The executive will also be reimbursed, not to exceed $650 per month, for the amount of his or her premium payment for group health coverage pursuant to COBRA, provided that the executive elects such coverage. Upon the earlier of (1) the time that the executive no longer constitutes a Qualified Beneficiary and (2) the date 24 months following the executive’s termination, the Company’s obligations to reimburse the executive will cease. If the Company’s obligations cease due to the time the executive no longer constitutes a Qualified Beneficiary, the Company will make a lump sum payment to the executive equal to the product of the last monthly reimbursement paid to the executive multiplied by six. During the 24 months following termination of the executive’s employment, he or she is entitled to executive-level outplacement services at the Company’s expense, not to exceed $15,000. At the time of Involuntary Termination following a Change in Control, the executive will become 100 percent vested with respect to any outstanding SARs and options to purchase the Company’s capital stock that the executive holds and any restrictions with respect to RS and RSUs of the Company’s capital stock that the executive holds will immediately lapse.

Under the continuity agreements, “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 15 percent or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) the approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) above or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

Change in Control without Termination

Upon a Change in Control, all NEOs, including the CEO, will immediately become 50 percent vested with respect to any outstanding unvested SARs and options to purchase the Company’s capital stock that the executive then holds and any restrictions with respect to 50 percent of the unvested RS and RSUs of the Company’s capital stock that the executive holds will immediately lapse.

Upon a Change in Control that constitutes a Hostile Takeover, all NEOs, including the CEO, immediately become 100 percent vested with respect to any outstanding SARs and options to purchase the Company’s capital stock that the executive holds and any restrictions with respect to RS and RSUs of the Company’s capital stock that the executive holds will immediately lapse.

Under the continuity agreements, the definition of “Hostile Takeover” means any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50 percent or more of the total voting power represented by the Company’s then outstanding voting securities, without the approval of the Company’s Board of Directors.

Termination Resulting from Death or Disability

If the Company terminates the employment of an executive, other than the CEO, as a result of the executive’s disability or death, then the executive will not be entitled to receive severance or other benefits under the continuity agreement, but will be eligible for those benefits as may be established under the Company’s existing severance and benefits plans and policies at the time of the disability or death.

Excise Tax Reimbursement

The executives are eligible for Company reimbursement of golden parachute excise taxes paid or payable by them. In the event that any payment or other benefit conferred by the Company to or for the benefit of the executive under the continuity agreement, whether paid or payable, but determined without regard to any additional payment required under the continuity agreement (the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the executive shall be entitled to receive an additional payment from the Company (the “First Reimbursement Payment”) equal to 100 percent of any Excise Tax actually paid or payable by the Employee in connection with the Payments, plus an additional payment from the Company in such amount that after payment of all taxes (including, without limitation, any interest and penalties on such taxes and the Excise Tax) on the Reimbursement Payment, the executive retains an amount equal to the Reimbursement Payment.

Employment Agreement of the Chief Executive Officer

Prior to 2007, the Company’s CEO, Mr. Baker, had an employment agreement with a term of four years which expired on January 1, 2007. Under this agreement, if Mr. Baker’s employment is involuntarily terminated within 24 months following a Change in Control, Mr. Baker is entitled to receive as severance an amount equal to the sum of (i) his current compensation that would otherwise have been payable during the Continuation Period if his service had not been terminated, plus (ii) an amount equal to the cash portion of his target annual bonus for the fiscal year in which the termination occurs (with it deemed that all performance goals have been met at 100 percent of budget or plan) multiplied by three. Mr. Baker will also be reimbursed, not to exceed $650 per month, for the amount of his premium payment for group health coverage pursuant to COBRA, provided that he elects such coverage. Upon the earlier of (1) the time that Mr. Baker no longer constitutes a Qualified Beneficiary and (2) the date 36 months following his termination, the Company’s obligations to reimburse Mr. Baker will cease. If the Company’s obligations cease because Mr. Baker no longer constitutes a Qualified Beneficiary, the Company will make a lump sum payment to him equal to the product of the last monthly reimbursement paid to Mr. Baker multiplied by 18. During the 36 months following termination of Mr. Baker’s employment, he is entitled to executive-level outplacement services at the Company’s expense, not to exceed $15,000. The vesting and exercisability of Mr. Baker’s outstanding SOs and RS automatically accelerate as to 100 percent of the unvested shares at the time of the involuntary termination. With regard to options granted following the date of the employment agreement, the exercisability of the SOs following an involuntary termination within 24 months following a Change in Control will be extended to a total of 12 months from the date of termination.

Upon a Change in Control, the vesting and exercisability of Mr. Baker’s outstanding SOs and RS will be automatically accelerated as to 50 percent of the then-unvested shares. Upon a Change in Control resulting from a Hostile Takeover, the vesting and exercisability of each of Mr. Baker’s outstanding SOs and RS grants will be automatically accelerated as to 100 percent of the then-unvested shares.

For purposes of Mr. Baker’s employment agreement, “Continuation Period” is defined as the period of time commencing with the termination of Mr. Baker’s employment in an Involuntary Termination during the term of the employment agreement and ending with the expiration of 36 months following the date of termination.

Termination Without Cause Apart from a Change in Control

In the event Mr. Baker’s employment is involuntarily terminated at any time prior to the occurrence of a Change in Control or after the 24 month period following a Change in Control, Mr. Baker is entitled to receive as severance in one lump-sum payment an amount equal to (i) his current compensation (on a monthly basis) multiplied by 18, plus (ii) an amount equal to his base salary for the fiscal year in which the termination occurs. Mr. Baker will also be reimbursed, not to exceed $650 per month, for the amount of his or her premium payment for group health coverage pursuant to COBRA, provided that he elects such coverage. Upon the earlier of (1) the time that Mr. Baker no longer constitutes a Qualified Beneficiary and (2) the date 18 months following Mr. Baker’s termination, the Company’s obligations to reimburse Mr. Baker will cease. During the 18 months following termination of Mr. Baker’s employment, he is entitled to executive-level outplacement services at the Company’s expense, not to exceed $15,000. The vesting and exercisability of all outstanding SOs and RS will be automatically accelerated as to 100 percent of the unvested shares at the time of involuntary termination.

Termination Resulting from Death or Disability

If Mr. Baker’s employment is terminated as a result of his death or disability at any time prior to an involuntary termination, the vesting and exercisability of his outstanding SOs and RS grants will be automatically accelerated as to 100 percent of all the shares. Mr. Baker, or, as the case may be, his estate or designated beneficiary(ies) will receive payment(s) for all salary and unpaid vacation accrued as of the date of his termination of employment and his benefits will be continued under the Company’s existing benefit plans and policies in effect on the date of termination and in accordance with applicable law.

The term “Disability” means that Mr. Baker has been unable to perform his duties under his employment agreement as a result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Mr. Baker or his attorney (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate Mr. Baker’s employment. In the event that Mr. Baker resumes the performance of substantially all of his duties before the termination of employment becomes effective, the notice of intent to terminate will automatically be revoked.

Mr. Baker’s employment agreement provides that he is eligible for Company reimbursement of golden parachute excise taxes paid or payable by him. In the event that any payment or other benefit conferred by the Company to or for the benefit of Mr. Baker under his employment agreement, whether paid or payable, but determined without regard to any additional payment required under the employment agreement (the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then Mr. Baker shall be entitled to receive an additional payment from the Company (the “First Reimbursement Payment”) equal to 100 percent of any Excise Tax actually paid or payable by Mr. Baker in connection with the Payments, plus an additional payment from the Company in such amount that after payment of all taxes on the First Reimbursement Payment (including, without limitation, any interest and penalties on such taxes and the Excise Tax), Mr. Baker retains an amount equal to the Payments.

Additional Benefits

Mr. Baker is eligible to participate in the Company’s employee benefit plans including medical, dental, vision, life insurance, and short and long term disability plans. He is also able to participate in the Company’s employee stock purchase plan and the 401(k) Plan.

The Company provides the following benefits to Mr. Baker at the Company’s expense:

(i)	an annual physical examination, with Mr. Baker’s agreement that the doctor performing the examination will provide a copy of the examination report to the Compensation Committee and Board of Directors;

(ii)	a term life insurance policy with a face value of $1,000,000; and

(iii)	the reimbursement of attorneys’ fees and expenses incurred by Mr. Baker in connection with the negotiation and execution of the employment agreement, up to a maximum of $5,000.

Loan

The employment agreement provides for a loan repayment in connection with Mr. Baker’s relocation to the San Francisco Bay Area, as evidenced by a promissory note dated August 19, 1997, including any accrued interest. The loan repayment is due and payable upon the first to occur of: (i) 30 days following a sale or transfer of the property securing the loan or any interest therein, other than a transfer of the property to Mr. Baker’s spouse or former spouse pursuant to a court order in connection with a divorce proceeding; (ii) three months following a voluntary termination; (iii) 12 months following an involuntary termination or executive’s death; or (iv) 12 months following a Change in Control. Mr. Baker paid the loan in full on January 2, 2007.

2007 Employment Agreement

Mr. Baker entered into a new employment agreement effective January 1, 2007. Several changes from the previous agreement are given below. Except as otherwise described below, the benefits under the new employment agreement are comparable to the benefits provided under his prior employment agreement.

Under the new employment agreement, Mr. Baker’s cash portion of his 100 percent target bonus increased to 75 percent (this was 70 percent under the previous agreement), and the equity portion was decreased to 25 percent (from 30 percent under the previous employment agreement).

In the event of an involuntary termination apart from a Change in Control, or after the 24-month period following the effective date of a Change in Control, subject to Mr. Baker executing and not revoking a general release of claims against the Company in a form acceptable to the Company, for a period of 18 months following Mr. Baker’s termination, he is entitled to receive $1,300 per month, which is intended to reimburse his premium payment, if any, for group health coverage elected by him for COBRA coverage. Outplacement services were excluded from the new employment agreement.

In the event of an involuntary termination upon a Change in Control under the new employment agreement, Mr. Baker will be eligible to receive reimbursement equal to $1,300 per month for COBRA coverage during the continuation period if group health coverage is elected by him. The vesting and exercisability of all of Mr. Baker’s outstanding equity awards will be automatically accelerated and any transfer or forfeiture restrictions on the equity awards automatically lapse as to 100 percent of the unvested shares at the time of the involuntary termination. With regards to any SOs granted to Mr. Baker following January 1, 2003 and any other equity awards granted to Mr. Baker on or following the date of the new employment agreement, the exercisability of SOs and equity awards following an involuntary termination of Mr. Baker’s employment within 24 months following a Change in Control will be extended to a total of 12 months from Mr. Baker’s termination. With regard to any SOs granted to Mr. Baker on or prior to January 1, 2003 and any other equity awards granted to Mr. Baker prior to January 1, 2007, the exercisability of SOs and equity awards following an involuntary termination of Mr. Baker’s employment within 24 months following a Change in Control will be extended to the later of (i) the 15th day of the third month following or (ii) December 31 of the year if which, in each case, the option or other equity award would have otherwise expired following Mr. Baker’s termination.

Upon a Change in Control, the vesting and exercisability of all of Mr. Baker’s outstanding equity awards will be automatically accelerated and any transfer or forfeiture restrictions on the equity awards will automatically lapse as to 50 percent of the then-unvested shares.

Upon a Change in Control resulting from a Hostile Takeover, the vesting and exercisability of all of Mr. Baker’s outstanding equity awards will be automatically accelerated and any transfer or forfeiture restrictions on the equity awards automatically lapse as to 100 percent of the shares.

Compensation of the Chief Executive Officer

In setting Mr. Baker’s annual salary, target bonus and equity compensation grants, the Lead Independent Director, with input from all outside directors, prepares a comprehensive performance review which is set in the context of performance against pre-established goals and priorities that have been approved by the Board of Directors. The Committee also relies on market-competitive pay data (as discussed above) and the belief that a strong relationship exists between the CEO’s pay and the creation of long-term Company value.

During fiscal 2006, Mr. Baker earned a gross salary of $442,504 and earned a cash bonus of $283,500 for a total cash compensation of $726,004. In February 2007, Mr. Baker also received 3,367 RSUs as the equity portion of his 2006 bonus. In 2006, Mr. Baker was also granted 2,000 SOs, 28,000 SARs and 15,000 RSUs as discretionary long term incentive awards. On January 1, 2007, Mr. Baker also received a grant of 100,000 SARs in connection with renewal of his employment agreement dated January 1, 2007. The SARs vest with respect to 25,000 shares on January 2, 2007 and an additional 25,000 shares on each subsequent January 2nd subject to Mr. Baker’s continued employment through January 2, 2010.

The Summary Compensation Table includes additional information regarding the other compensation and benefits paid to Mr. Baker.

Other Elements of Compensation and Perquisites to Executive Officers

In addition to the executive compensation discussed above, the executive officers are eligible to receive health care coverage that is generally available to other employees of the Company. The Company also offers a number of other benefits to the NEOs pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, educational assistance, employee assistance, the 401(k) Plan (as described above) and certain other benefits. Many employees are also eligible for variable pay under sales incentive plans and/or the company bonus plan.

The availability of the benefit programs allows the Company to attract, recruit and retain employees. The benefit programs provide employees access to quality healthcare and assists employees in meeting their financial and retirement goals. The Company also believes this assists in increasing employee loyalty to the Company.

Policies with Respect to Equity Compensation Awards

The Company evaluates the allocation of equity awards among SO grants, RS grants, SARs, RSUs, participation units and the various other products available under the 2003 Plan by reference to the Peer Group and medical technology competitive companies discussed above. In 2006, the Company granted all equity SOs and SARs to executive officers based on the closing fair market value of the Company’s common stock on the day before the date of grant. Beginning in 2007, the Company will grant all equity SOs and SARs to employees, including executive officers, based on the closing fair market value of the Company’s common stock on the day of the grant. The Company does not have a policy of granting equity-based awards at other than the fair market value. Beginning in 2007, the exercise price for stock option grants and similar awards is determined by using the closing market price per share of the Company’s common stock as reported on the NASDAQ Global Select Market on the date of grant.

Periodic grants of equity for executive officers made under the compensation program discussed above are approved by the Compensation Committee and ratified at the February meeting of the Board of Directors, or such later date that is at least two days after the Company has publicly released its operating and financial results for the fiscal year just ended, and the date or the later dates as established by the Board of Directors or the Compensation Committee will serve as the grant date of such awards. The date of the February Board meeting is established by the Board each year in the prior year. The Company may also make grants of equity incentive awards at the discretion of the Compensation Committee or the Board of Directors in connection with the hiring of new executives. Notwithstanding the foregoing, the Company will not make grants of equity-based compensation when employee-stockholders are otherwise prohibited from trading in the Company’s securities in accordance with the Company’s Code of Conduct and insider trading policies, otherwise known as a “blackout period.” Consistent with this policy, the Company does not make equity-based grants while in possession of material non-public information.

COMPENSATION COMMITTEE REPORT

The Compensation Committee establishes and oversees the design and functioning of the Company’s executive compensation policies and procedures. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2007 Annual Meeting.

The Compensation Committee

David Fitzgerald

James Foster

Peter Wilson

Dr. Barbara Boyan

The foregoing Report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned during the Last Fiscal year by the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, and the other three most highly compensated executive officers of the Company who were serving as executive officers as of December 31, 2006, as well as Mr. Sanchez who would have been among this group but for the fact that his employment was terminated in November 2006.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (4)	Option Awards ($) (5)	All Other Compensation ($) (6)	Total ($)
Michael A. Baker President and Chief Executive Officer	2006	$442,504	$283,500	$434,896	$1,047,159	$2,850	$2,210,909

Michael Gluk, Senior Vice President and Chief Financial Officer	2006	$227,205	$133,270	$81,934	$544,227	$2,000	$988,636

Fernando V. Sanchez Senior Vice President, Corporate Development (3)	2006	$231,748	$35,100	$269,450	$137,413	$50,000	$723,711

Richard A. Christensen Senior Vice President, Operations	2006	$226,600	$119,845	$98,437	$520,225	$2,000	$967,107

John H. Giroux Senior Vice President, Sports Medicine	2006	$238,243	$120,120	$79,690	$462,078	$2,000	$902,131

John T. Raffle Sr. Vice President, Strategic Business Units	2006	$230,618	$122,099	$117,142	$192,411	$2,000	$664,270

(1)	Since salary increases occur annually in April, the salaries presented in this column reflect three months at one annual salary rate and nine months at a different annual salary rate for all Named Executive Officers (NEOs). Refer to “Elements of Compensation” and “Base Compensation” sections of the Company’s Compensation and Disclosure and Analysis (“CD&A”) on page 18 of this Proxy Statement. In addition, Michael Gluk was promoted from Vice President of Finance and Administration to Chief Financial Officer in May 2006 and John Raffle was promoted from Vice President, Corporate Development and Legal Affairs to Senior Vice President and General Manager, Strategic Business Units in May 2006. Both Mr. Gluk and Mr. Raffle received salary increases in conjunction with their promotions.
(2)	The data contained in the Bonus column represents bonus amounts paid in accordance with the 2006 Executive Officer Bonus Plan. Refer to the “Performance-Based Compensation” section of the Company’s CD&A on page 19 of this Proxy Statement.
(3)	Mr. Sanchez was the Company’s Chief Financial Officer from February 15, 2002 to May 9, 2006, and the Company’s Senior Vice President, Corporate Development from May 9, 2006 until November 27, 2006, at which date his employment with the Company was terminated. The bonus earned by Mr. Sanchez for the Last Fiscal year represents 25 percent of his annual bonus total, as paid in accordance with the 2006 Executive Officer Bonus Plan.
(4)

The Stock Awards column shows the 2006 compensation cost of awards granted in 2006 and prior periods under the Company’s Amended and Restated 2003 Incentive Stock Plan. The 2006 compensation cost shown in the Stock Awards column represents grants of restricted stock units (“RSUs”), recognized for financial statement reporting purposes computed in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”). RSUs vest annually and are accounted for as equity awards. The Company recognizes compensation expense ratably over the five-year vesting period, except for 3,750 shares granted to Mr. Baker and related to his 2005 compensation, which vest over a period of three years. RSUs are discussed in the Company’s CD&A on pages 20 and 21 and in the Grants of Plan-Based Awards table on page 29 of this Proxy Statement.

(5)	The amounts shown in the Option Awards column reflect the 2006 compensation cost recognized for financial statement reporting purposes computed in accordance with FAS 123R. Components of this cost include the portion of 2006 grants of stock options and stock appreciation rights recognized in 2006 and the portion of all other outstanding stock options recognized during 2006. The options granted to each of the NEOs have an exercise price equal to the closing price of the Company’s common stock on the date prior to grant, have a term of seven years from the date of grant and vest in equal monthly installments over a period of four years, beginning February 21, 2006. The stock appreciation rights granted to each of the executive officers have a term of seven years from the date of grant and vest in equal quarterly installments over a period of four years beginning February 21, 2006. Refer to Note 11, “Stockholders’ Equity”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 27, 2007 for the relevant assumptions used to determine the valuation of our option and stock appreciation right awards.
(6)	The All Other Compensation column consists of a $2,000 401(k) contribution match in the Company’s common stock made to all NEOs, except for Mr. Sanchez who was not employed by the Company at December 31, 2006. In addition to the 401(k) contribution match, Mr. Baker is also entitled to Company reimbursement of his life insurance premiums, which total $850 per year. Refer to the “Employment Agreement of the Chief Executive Officer” section of the Company’s CD&A on page 23 of this Proxy Statement. The $50,000 set forth under Mr. Sanchez’s name is a lump sum payment to reimburse relocation expenses he incurred to move to the Company’s Austin, Texas office.

Grants of Plan-Based Awards Table

The following table provides information pertaining to option grants made to our Chief Executive Officer and each of our Named Executive Officers during the Last Fiscal year.

Name	Grant Date	Estimated Future Payouts Under Incentive Plan Awards ($) (7)	All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($ / Sh) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Michael A. Baker	02/21/06	—	—		2,000	(5)	46.84	32,500
	02/21/06	—	—		28,000	(4)	46.84	455,003
	02/21/06	—	18,750	(6)	—		46.84	878,250

Michael Gluk	02/21/06	—	—		2,000	(5)	46.84	32,500
	02/21/06	—	—		13,000	(4)	46.84	211,251
	02/21/06	—	2,500	(6)	—		46.84	117,100

Fernando V. Sanchez (3)	02/21/06	—	—		2,000	(5)	46.84	32,500
	02/21/06	—	—		18,000	(4)	46.84	292,502
	02/21/06	—	5,000	(6)	—		46.84	234,200

Richard A. Christensen	02/21/06	—	—		2,000	(5)	46.84	32,500
	02/21/06	—	—		18,000	(4)	46.84	292,502
	02/21/06	—	5,000	(6)	—		46.84	234,200

John H. Giroux	02/21/06	—	—		2,000	(5)	46.84	32,500
	02/21/06	—	—		18,000	(4)	46.84	292,502
	02/21/06	—	2,500	(6)	—		46.84	117,100

John T. Raffle	02/21/06	—	—		2,000	(5)	46.84	32,500
	02/21/06	—	—		13,000	(4)	46.84	211,251
	02/21/06	—	5,000	(6)	—		46.84	234,200

(1)	In keeping with the Company’s standard policy and practice in place at the time of grant, the exercise price of the stock awards granted was $46.84 per share, the prior business day’s closing price of the common stock as reported on The NASDAQ Global Select Market.
(2)	Refer to Note 11, “Stockholders’ Equity”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 27, 2007 for the relevant assumptions used to determine the valuation of our option awards.
(3)	Mr. Sanchez was the Company’s Chief Financial Officer from February 15, 2002 to May 9, 2006.
(4)	Represents stock appreciation right awards that vest or become exercisable quarterly over four years.
(5)	Represents option awards that vest or become exercisable monthly over four years.
(6)	Represents restricted stock unit awards that are released annually over five years, except for 3,750 shares for Michael Baker, which vest annually over three years.
(7)	As of December 31, 2006, the Company had no estimated future payments due under equity or non-equity based incentive plans.

Outstanding Equity Awards at Fiscal year End Table

The following table provides information pertaining to the options and stock awards of our Chief Executive Officer and each of our Named Executive Officers that were outstanding as of Fiscal Year end.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options, Exercisable		Number of Securities Underlying Unexercised Options, Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($) (9)
Michael A. Baker	19,582	(2)	—	$5.56	01/15/2008	—		—
	33,332	(2)	—	$8.81	08/11/2008	—		—
	80,000	(2)	—	$17.38	08/31/2009	—		—
	71,027	(2)	—	$23.00	06/21/2010	—		—
	10,000	(2)	—	$16.75	10/20/2010	—		—
	116,397	(2)	—	$27.56	07/30/2011	—		—
	28,746	(2)	—	$14.10	02/15/2012	—		—
	22,517	(2)	—	$10.00	06/07/2012	—		—
	23,565	(2)	2,401	$13.59	04/24/2013	—		—
	1,708	(2)	292	$13.80	07/24/2013	—		—
	54,687	(2)	20,313	$24.50	01/02/2014	—		—
	27,500	(2)	12,500	$24.38	03/10/2014	—		—
	34,364	(2)	40,636	$30.69	01/03/2015	—		—
	11,458	(2)	13,542	$31.50	02/15/2012	—		—
	5,250	(3)	22,750	$46.84	02/21/2013	—		—
	416	(2)	1,584	$46.84	02/21/2013	3,750	(5)	$149,700
	—		—	—	—	15,000	(4)	$598,800
	—		—	—	—	30,000	(6)	$1,197,600
	—		—	—	—	5,000	(5)	$199,600
	—		—	—	—	16,000	(4)	$638,720

Michael Gluk	42,000	(2)	50,000	$30.97	12/02/2014	—		—
	2,291	(2)	2,709	$31.50	02/15/2012	—		—
	416	(2)	1,584	$46.84	02/21/2013	—		—
	2,437	(3)	10,563	$46.84	02/21/2013	2,500	(4)	$99,800
	—		—	—	—	1,666	(5)	$66,507
	—		—	—	—	1,600	(4)	$63,872

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options, Exercisable		Number of Securities Underlying Unexercised Options, Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($) (9)
Fernando V. Sanchez	788	(2)	—	$14.10	02/27/2007	—		—
	14,449	(2)	—	$10.00	02/27/2007	—		—

Richard A. Christensen	47,500	(2)	—	$10.71	07/12/2012	—		—
	17,607	(2)	1,601	$13.59	04/24/2013	—		—
	1,708	(2)	292	$13.80	07/24/2013	—		—
	13,750	(2)	6,250	$24.38	03/10/2014	—		—
	—	(8)	40,000	$21.05	04/29/2014	—		—
	6,875	(2)	8,125	$31.50	02/15/2013	—		—
	3,375	(3)	14,625	$46.84	02/21/2013	—		—
	416	(2)	1,584	$46.84	02/21/2013	5,000	(4)	$199,600
	—		—	—	—	5,000	(6)	$199,600
	—		—	—	—	1,333	(5)	$53,213
	—		—	—	—	3,200	(4)	$127,744

John H. Giroux	800	(2)	1,601	$13.59	04/24/2013	—		—
	83	(2)	292	$13.80	07/24/2013	—		—
	1,251	(2)	6,250	$24.38	03/10/2014	—		—
	1,250	(2)	10,834	$31.50	02/15/2012	—		—
	3,375	(3)	14,625	$46.84	02/21/2013	—		—
	416	(2)	1,584	$46.84	02/21/2013	2,500	(4)	$99,800
	—		—	—	—	3,200	(4)	$127,744
	—		—	—	—	1,333	(5)	$53,213
	—		—	—	—	5,000	(6)	$199,600

John T. Raffle	13,500	(2)	—	$23.00	09/10/2007	—		—
	30,000	(2)	—	$27.56	07/30/2011	—		—
	626	(2)	—	$10.00	06/07/2012	—		—
	2,402	(2)	1,201	$13.59	04/24/2013	—		—
	334	(2)	292	$13.80	07/24/2013	—		—
	10,312	(2)	4,688	$24.38	03/10/2014	—		—
	6,875	(2)	8,125	$31.50	02/15/2012	—		—
	2,437	(3)	10,563	$46.84	02/21/2013	—		—
	416	(2)	1,584	$46.84	02/21/2013	5,000	(4)	$199,600
	—		—	—	—	8,500	(6)	$339,320
	—		—	—	—	1,666	(5)	$66,507
	—		—	—	—	4,000	(4)	$159,680

(1)	Option and stock awards granted before February 2005 have a ten year term. Option and stock awards granted after February 2005 have a seven year term.
(2)	Option awards become exercisable monthly over four years from grant date.
(3)	Stock appreciation rights award that vests or becomes exercisable quarterly over four years.
(4)	Restricted stock award that is released annually over five years from grant date.
(5)	Restricted stock award that is released annually over three years from grant date.
(6)	Restricted stock award that is released 100 percent after five years from grant date.
(7)	In accordance with Mr. Sanchez’s option agreement, the expiration of granted options was three months following his termination date.

(8)	Option awards become exercisable monthly starting in 2007. The 40,000 unvested options granted to Mr. Christensen were used as a retention tool when Mr. Christensen was promoted to a Vice President position in the Company.
(9)	Value is based on the closing price of the Company’s common stock of $39.92 on December 29, 2006, as reported on the NASDAQ Global Select Market.
(10)	Mr. Sanchez was the Company’s Chief Financial Officer from February 15, 2002 to May 9, 2006. On May 9, 2006, Mr. Sanchez became the Company’s Senior Vice President of Corporate Development. His employment with the Company was terminated effective November 27, 2006. Of the total of 202,115 options Mr. Sanchez exercised in 2006, 169,210 shares with a realized value of $4,368,162 occurred after Mr. Sanchez’s termination date with the Company.

Options Exercised and Stock Vested Table

The following table provides information regarding the number and value of options exercised and stock vested during the Last Fiscal year by our Chief Executive Officer and each of our Named Executive Officers.

Name	Exercised Option Awards (1)		Vested Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
Michael A. Baker	345,813	$14,082,571	9,000	$410,360
Michael Gluk	8,000	$130,678	3,734	$150,876
Fernando V. Sanchez (4)	202,115	$5,499,528	12,383	$518,945
Richard A. Christensen	50,000	$1,711,228	2,133	$97,670
John H. Giroux	158,847	$4,070,540	2,133	$97,670
John T. Raffle	40,053	$756,375	2,667	$122,122

(1)	The Company has a policy requiring all NEOs to implement plans pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“10b5-1 Plans”). All NEOs have implemented 10b5-1 Plans, and all option exercises in this table were in accordance with such 10b5-1 Plans.
(2)	Represents the difference between the exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(3)	Represents the fair market value of the Company’s common stock on the vesting date, multiplied by the number of shares that vested.
(4)	Mr. Sanchez was the Company’s Chief Financial Officer from February 15, 2002 to May 9, 2006. On May 9, 2006, Mr. Sanchez became the Company’s Senior Vice President of Corporate Development. His employment with the Company was terminated effective November 27, 2006. Of the total of 202,115 options Mr. Sanchez exercised in 2006, 169,210 shares with a realized value of $4,368,162 occurred after Mr. Sanchez’s termination date with the Company.

The Company has not established any long-term incentive plans or defined benefit or actuarial plans covering any of the Named Executive Officers.

Potential Payments Upon Termination or Change in Control Tables

The compensation and benefits described below assume that the Named Executive Officers were terminated without cause effective December 31, 2006. The descriptions set forth below are based on our best estimate of the compensation and benefits that would be provided to the executives upon an involuntary termination of employment; however, any actual amounts will be determined based on the facts and circumstances in existence at that time.

	Involuntary Termination Without Cause
Name	Salary Continuation or Severance ($)		Benefits or Perquisites ($)		Accelerated Vesting of Option Awards ($)		Accelerated Vesting of Stock Awards ($)
Michael A. Baker	$1,125,000	(2)	$11,700	(4)	$1,067,416	(6)	$2,784,420	(6)
Michael Gluk	$119,995	(3)	$3,900	(5)	—		—
Fernando V. Sanchez (1)	$117,000	(1)	$50,000	(1)	—		—
Richard A. Christensen	$114,400	(3)	$3,900	(5)	—		—
John H. Giroux	$119,995	(3)	$3,900	(5)	—		—
John T. Raffle	$119,995	(3)	$3,900	(5)	—		—

(1)	On November 22, 2006, the Company terminated the employment of Mr. Sanchez without cause, effective November 27, 2006. Upon termination, Mr. Sanchez received a severance payment in the amount of six months of his current salary, excluding bonus, totaling $117,000. Upon termination Mr. Sanchez also received a one-time reimbursement of relocation expenses in the amount of $50,000. Please refer to the Form 8-K filed on November 28, 2006 for further information.
(2)	Mr. Baker’s employment contract provides for a lump sum severance payment upon involuntary termination without cause in an amount equal to 1) eighteen times the greater of his current monthly base compensation or his monthly base compensation in the prior fiscal year, plus 2) an amount equal his annual base salary in the fiscal year his termination occurs. As of December 31, 2006, Mr. Baker’s base compensation was $450,000.
(3)	The continuity agreements of Messrs. Gluk, Christensen, Giroux and Raffle each provide for severance payments upon involuntary termination without cause in amounts equal to six months of current compensation excluding bonus, paid in accordance with the Company’s normal payroll practice.
(4)	Mr. Baker’s employment contract provides that in the event of involuntary termination without cause, the Company will reimburse him for COBRA expenses up to a maximum of $650 per month for 18 months. The total of such maximum payments to Mr. Baker was calculated to be $11,700.
(5)	In the event of involuntary termination without cause, the continuity agreements of Messrs. Gluk, Christensen, Giroux and Raffle each provide for COBRA expense reimbursement up to a maximum of $650 per month for 6 months. The total of such maximum payments to each of Messrs. Gluk, Christensen, Giroux and Raffle was calculated to be $3,900 per individual.
(6)	Mr. Baker’s employment contract provides for accelerated vesting of 100 percent of Mr. Baker’s unvested options and equity awards in the event his employment is terminated without cause. Note that the stock option and SAR value represents the intrinsic value of the unvested stock options and SARs that would have accelerated as of December 31, 2006, calculated as the excess of our share price of $39.92 on December 31, 2006, over the exercise price of the option, multiplied by the number of shares which would have become vested and exercisable.

In the event of involuntary termination as a result of death or disability, Mr. Baker’s employment contract provides for the accelerated vesting of all Mr. Baker’s unvested options and equity awards. If such termination would have occurred on December 31, 2006, total value of the accelerated vesting of his options and equity awards would have been $3,851,836. The stock option/SAR value represents the intrinsic value of the unvested stock options and SARs that would have accelerated as of December 31, 2006, calculated as the excess of our share price of $39.92 on December 31, 2006, over the exercise price of the option, multiplied by the number of shares which would have become vested and exercisable. In addition to accelerated vesting, Mr. Baker, or his estate, is also entitled to continued participation in the Company benefits program. No other Named Executive Officer is entitled to receive accelerated vesting or other benefits upon termination due to death or disability.

The compensation and benefits described below assume that the Named Executive Officers were terminated effective December 31, 2006, within 24 months following a Change in Control of the Company. The descriptions set forth below are based on our best estimate of the compensation and benefits that would be provided to the executives upon a termination of employment upon a change in control; however, any actual amounts will be determined based on the facts and circumstances in existence at that time.

	Termination Upon a Change in Control of the Company
Name	Salary Continuation or Severance ($)		Benefits or Perquisites ($)		Accelerated Vesting of Option Awards ($)		Accelerated Vesting of Stock Awards ($)		Section 280G Gross-Up Payments ($)
Michael A. Baker	$2,295,000	(2)	$38,400	(4)	$1,067,416	(6)	$2,784,420	(6)	$1,714,104	(7)
Michael Gluk	$767,969	(3)	$30,600	(5)	$470,310	(6)	$230,179	(6)	$504,915	(7)
Fernando V. Sanchez (1)	—		—		—		—		—
Richard A. Christensen	$732,160	(1)	$30,600	(5)	$970,119	(6)	$580,157	(6)	—
John H. Giroux	$767,969	(3)	$30,600	(5)	$474,486	(6)	$480,357	(6)	—
John T. Raffle	$767,969	(3)	$30,600	(5)	$180,513	(6)	$765,107	(6)	—

(1)	On November 22, 2006, the Company terminated the employment of Mr. Sanchez without cause, effective November 27, 2006. Because Mr. Sanchez’s termination was unrelated to a Change in Control, this table is inapplicable with regard to Mr. Sanchez. Please refer to the Form 8-K filed on November 28, 2006 for further information concerning Mr. Sanchez’s termination.
(2)	Mr. Baker’s employment contract provides for a lump-sum severance payment upon termination as a result of a Change in Control in an amount equal to 36 months of the greater of his base salary in the year of termination or the year prior to termination, plus an amount equal to the cash portion of 100 percent of the annual target bonus in the fiscal year in which the termination occurs multiplied by three. As of December 31, 2006, Mr. Baker’s base compensation was $450,000 and the cash portion of his annual target bonus was $315,000.
(3)	The continuity agreements of Messrs. Gluk, Christensen, Giroux and Raffle each provide for severance payments upon termination as a result of a Change in Control in amounts equal to 24 months of the greater of their current compensation in the fiscal year of termination including target bonus, or their compensation in the fiscal year prior to termination including target bonus, paid in accordance with the Company’s normal payroll practice.
(4)	Mr. Baker’s employment contract provides that in the event of termination upon a Change in Control, the Company will reimburse him for COBRA expenses up to a maximum of $650 per month for 36 months, plus outplacement expense reimbursement up to a maximum of $15,000. The total of such maximum payments to Mr. Baker was calculated to be $38,400.
(5)	The continuity agreements of Messrs. Gluk, Christensen, Giroux and Raffle each provide that the Company will reimburse each for COBRA expenses up to a maximum of $650 per month for 24 months, plus outplacement expense reimbursement up to a maximum of $15,000. The total of such maximum payments to Messrs. Gluk, Christensen, Giroux and Raffle was calculated to be $30,600 per individual.
(6)	The employment contract of Mr. Baker and the continuity agreements of Messrs. Gluk, Christensen, Giroux and Raffle provide for accelerated vesting of 100 percent of the NEO’s unvested options and equity awards in the event the NEO’s employment is terminated as a result of a Change in Control of the Company. Refer to the “Involuntary Termination Following a Change in Control” section of the CD&A on page 22 of this Proxy Statement for a more detailed discussion of accelerated vesting clauses. Note that the stock option/SAR values in this table represent the intrinsic value of the unvested stock options and SARs that would have accelerated as of December 31, 2006, calculated as the excess of our share price of $39.92 on December 31, 2006, over the exercise price of the option, multiplied by the number of shares which would have become vested and exercisable.
(7)

Internal Revenue Code Section 280G provides that certain payments made to executives that are contingent upon a change in control of the Company are subject to the 20 percent excise tax imposed by Internal Revenue Code Section 4999. The excise tax is imposed if the change in control payments exceed a threshold amount of three times the average taxable income of the executive officer over the last five years. The employment contract of Mr. Baker and the continuity agreements of Messrs. Gluk, Christensen, Giroux and Raffle provide for Company reimbursement of the excise taxes paid or payable by the NEOs should the change in control payments exceed the threshold limitation. In addition to reimbursement of the excise tax, the agreements also provide that the Company will reimburse the NEOs for any income tax liability resulting from the Company’s excise tax reimbursement payment. This provision is commonly referred to as a “Section 280G gross-up” payment. The 280G gross-up payments presented in this table were calculated in compliance with Section 280G of the Internal Revenue Code. Refer to the “Excise Tax Reimbursement” section of the CD&A on page 23 of this Proxy Statement for additional information.

The compensation and benefits described below assume that there was a change in control of the Company effective December 31, 2006, and that none of the Named Executive Officers were terminated in conjunction with the change in control. The descriptions set forth below are based on our best estimate of the compensation and benefits that would be provided to the executives upon a change in control; however, any actual amounts will be determined based on the facts and circumstances in existence at that time.

	Change in Control without Termination (2)		Hostile Takeover without Termination (3)
Name	Accelerated Vesting of Stock Options ($)	Accelerated Vesting of Stock Awards ($)	Accelerated Vesting of Stock Options ($)	Accelerated Vesting of Stock Awards ($)
Michael A. Baker	$533,708	$1,392,210	$1,067,416	$2,784,420
Michael Gluk	$235,155	$115,090	$470,310	$230,179
Fernando V. Sanchez (1)	—	—	—	—
Richard A. Christensen	$485,060	$290,079	$970,119	$580,157
John H. Giroux	$237,243	$240,179	$474,486	$480,357
John T. Raffle	$90,257	$382,554	$180,513	$765,107

(1)	On November 22, 2006, the Company terminated the employment of Mr. Sanchez without cause, effective November 27, 2006. Because Mr. Sanchez’s termination was unrelated to a change in control, this table is inapplicable with regard to Mr. Sanchez. Please refer to the Form 8-K filed on November 28, 2006 for further information concerning Mr. Sanchez’s termination.
(2)	The employment contract of Mr. Baker and the continuity agreements of Messrs. Gluk, Christensen, Giroux and Raffle provide for accelerated vesting as to 50 percent of all options and equity awards when NEOs are subject to a “non-hostile” change in control of the Company without termination of employment. Refer to the “Change in Control without Termination” section of the CD&A on page 23 of this Proxy Statement for a more detailed discussion of accelerated vesting. The stock option/SAR value represents the intrinsic value of the unvested stock options and SARs that would have accelerated as of December 31, 2006, calculated as the excess of our share price of $39.92 on December 31, 2006, over the exercise price of the option, multiplied by the number of shares which would have become vested and exercisable. In the case of a non-hostile takeover, the value of accelerated vesting as to 50 percent of the options and equity awards was computed by multiplying the value of accelerated vesting as to 100 percent of the options and equity awards by 50 percent.
(3)	The employment contract of Mr. Baker and the continuity agreements of Messrs. Gluk, Christensen, Giroux and Raffle provide for accelerated vesting as to 100 percent of all options and equity awards when the change in control results from a “hostile” takeover. The definition of “Hostile Takeover” means any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50 percent or more of the total voting power represented by the Company’s then outstanding voting securities, without the approval of the Company’s Board of Directors. Refer to the “Change in Control without Termination” section of the CD&A on page 23 of this Proxy Statement for a more detailed discussion of accelerated vesting. The stock option/SAR value represents the intrinsic value of the unvested stock options and SARs that would have accelerated as of December 31, 2006, calculated as the excess of our share price of $39.92 on December 31, 2006, over the exercise price of the option, multiplied by the number of shares which would have become vested and exercisable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the Last Fiscal year, Messrs. Fitzgerald, Foster and Wilson and Dr. Boyan served as members of the Compensation Committee of the Board of Directors. None of such Compensation Committee members has ever been an officer or employee of the Company or any of its subsidiaries. In addition, during the Last Fiscal year, no member of our Board of Directors or of our Compensation Committee, and none of our executive officers, served as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving as members of our Board of Directors or our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under its charter, the Audit Committee is responsible for reviewing and approving all related party transactions, regardless of the dollar amount involved, that, if entered into, would be required to be disclosed under the rules and regulations of the SEC. No member of the Audit Committee having an interest in a related-party transaction may participate in any decision regarding that transaction.

On June 20, 1997, the Company and Mr. Baker entered into an employment offer letter, which, in addition to an annual salary and bonus, benefits and vacation time, provided for an interest-free loan by the Company in the principal amount of $500,000 in connection with Mr. Baker’s purchase of a home, payable upon the earlier of termination of employment or sale of the home. In January 2007, Mr. Baker repaid the loan in its entirety.

In February 1999, the Company and Dr. Woloszko, the Company’s Vice President Research and Development, entered into an employment offer letter, which, in addition to an annual salary and bonus, benefits and vacation time, provided for an interest-free loan by the Company in the principal amount of $225,000 in connection with Dr. Woloszko’s purchase of a home, payable upon the earlier of termination of employment or sale of the home. In May 2006, Dr. Woloszko repaid the loan in its entirety.

In February 1999, the Company and Mr. Tighe, the Company’s Senior Vice President, General Manager of Strategic Business, entered into an employment offer letter, which, in addition to an annual salary and bonus, benefits and vacation time, provided for an interest-free loan by the Company in the principal amount of $350,000 in connection with Mr. Tighe’s purchase of a home, payable upon the earlier of termination of employment or sale of the home. Upon termination of his employment with the Company in June 2006, Mr. Tighe repaid the loan in its entirety.

CERTAIN LEGAL PROCEEDINGS

On January 4, 2007, Marvin Duane Lee filed a lawsuit derivatively on behalf of ArthroCare Corporation against certain of the Company’s directors, officers and employees in the United States District Court, Western District of Texas, Austin Division, alleging a violation of federal securities laws and various state law claims related to alleged stock option backdating. Steven Nelson filed a similar lawsuit against the same defendants in the same court on February 16, 2007. These lawsuits sought monetary damages, an accounting and various corporate governance changes. The Company filed motions to dismiss both lawsuits. On March 30, 2007, both of these lawsuits were voluntarily dismissed by the plaintiffs without prejudice and without settlement or any payment by the Company or the individual defendants.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics, which is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The Code of Business Conduct and Ethics applies to all of our directors, officers, employees and agents. A copy of the Code of Ethics is available on our website at www.arthrocare.com. We intend to post any amendments to, or waivers from, if any, our Code of Ethics on our website.

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP (“PwC”) for the audits of the Company’s consolidated annual financial statements, effectiveness of the Company’s internal control over financial reporting, management’s assessment of internal control over financial reporting, and the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q during the fiscal years ended December 31, 2006 and 2005, and fees billed for other services rendered by PwC during those periods.

	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$1,314,779	$1,384,325
Audit-Related Fees (2)	42,015	24,500
Tax Fees (3)	115,132	128,199
All Other Fees (4)	15,588	—

(1)	Audit fees consist of fees billed for professional services rendered for the audits of the Company’s consolidated annual financial statements, effectiveness of the Company’s internal control over financial reporting, management’s assessment of internal control over financial reporting and review of interim consolidated financial statements that are normally provided by PwC in connection with statutory and regulatory filings or engagements. The Company’s Audit Committee approved 100 percent of the services described in this paragraph.
(2)	Audit-Related Fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”, including those associated with acquisitions, accounting consultations, and due diligence. The Company’s Audit Committee approved 100 percent of the services described in this paragraph.
(3)	Tax Fees consist of fees billed for professional services rendered for the preparation of federal and state income tax returns and tax planning. The Company’s Audit Committee approved 100 percent of the services described in this paragraph.
(4)	All Other Fees consist of fees related to the Company’s license of internal audit software owned by PwC. No such fees were incurred in 2005.

The Company did not incur any other fees for professional services rendered by PwC other than those disclosed above for the fiscal years 2006 and 2005.

AUDIT COMMITTEE PRE-APPROVAL PROCESS

Pursuant to our Audit Committee Charter, before the independent registered public accounting firm is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee pre-approves the engagement. Audit Committee pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also is not be required if such services fall within available exceptions established by the SEC.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of the Company’s financial reporting and accounting systems and controls. The Board of Directors has adopted a written Amended and Restated Audit Committee Charter, a copy of which can be viewed on our website at www.arthrocare.com. The Audit Committee has a direct line of communication with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. PricewaterhouseCoopers LLP is responsible for expressing opinions on the conformity of our financial statements with accounting principles generally accepted in the United States of America, the effectiveness of our internal control over financial reporting and management’s assessment of the internal control over financial reporting.

The responsibilities of the Audit Committee are set forth in its Charter. In fulfilling its responsibilities, the Audit Committee discusses with the Company’s independent registered public accounting firm the overall scope and specific plans for their audit. The Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2006 with management and with PricewaterhouseCoopers LLP. This review included discussions concerning the quality of accounting principles as applied and significant judgments affecting the Company’s financial statements. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP matters such as the quality (and acceptability) of the Company’s accounting principles as applied in its financial reporting, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as may be modified or supplemented. The Audit Committee has received from PricewaterhouseCoopers LLP written disclosures and a letter concerning the independent registered public accounting firm’s independence from the Company and has discussed with PricewaterhouseCoopers LLP its independence, as required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee recommends to the Board of Directors the selection of the independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2006 Annual Report on Form 10-K, for filing with the SEC.

Respectfully submitted,

Jerry Widman, Chairman

David F. Fitzgerald

Terrence E. Geremski

Peter L. Wilson

The foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote the shares represented by proxy as the Board of Directors may recommend or as the proxy holders, acting in their sole discretion, may determine.

THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, ARTHROCARE CORPORATION, 7500 RIALTO BLVD., BUILDING TWO, SUITE 100, AUSTIN, TEXAS 78735.

THE BOARD OF DIRECTORS

Dated: April 19, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 24, 2007

The stockholder(s) hereby appoint Michael A. Baker and Michael Gluk, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ArthroCare Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 p.m. local time on May 24, 2007 at the ArthroCare Corporation principal executive office, located at 7500 Rialto Blvd., Building Two, Suite 100, Austin TX 78735, and any adjournment or postponement thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS.

IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES

LISTED ON THE REVERSE SIDE, FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET - www.proxyvote.com
7500 RIALTO BLVD. BLDG. 2 SUITE 100 AUSTIN, TEXAS 78735	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER

COMMUNICATIONS

If you would like to reduce the costs incurred by ArthroCare Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or annual meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ArthroCare Corporation, c/o ADP, 51 Mercedes Way, Edgewood, New York 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ARTHO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARTHROCARE CORPORATION

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2

Vote on Directors 1. To elect as Directors of ArthroCare Corporation the nominees listed below.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
01) Michael A. Baker 02) Barbara D. Boyan, PhD 03) David F. Fitzgerald 04) James G. Foster	05) Terrence E. Geremski 06) Tord B. Lendau 07) Peter L. Wilson	☐	☐	☐	________________________

Vote on Proposal	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.	☐	☐	☐

In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the 2007 Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the above nominees are unable to serve.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date